UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEE ENTERPRISES, INCORPORATED

4600 E. 53rd Street

Davenport, IA 52807

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 19, 2020

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lee Enterprises, Incorporated (the “Company” or "Lee") will be held on February 19, 2020, at 9:00 a.m. Central Time, at 4620 E. 53rd Street, Room 120, Davenport, Iowa 52807 (the “ Annual Meeting”). At the Annual Meeting, you will be asked to:

1.	Elect four directors for terms of three years;

2.	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2020;

3.	Approve the proposal to merge the Company’s amended and restated 1996 Stock Plan for Non-Employee Directors into and to amend the Company’s amended and restated 1990 Long-Term Incentive Plan (as amended and restated, the “2020 Plan”);

4.	Approve, by non-binding vote, the Company's compensation of its named executive officers (the "Say-On-Pay" vote); and

5.	Transact any other business that is properly brought before the meeting.

The Board of Directors has fixed the close of business on December 27, 2019 as the record date for the Annual Meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder, for any purpose germane to the Annual Meeting, at the Annual Meeting and for ten days prior to the Annual Meeting during ordinary business hours at 4600 E. 53rd Street, Davenport, IA 52807, the Company’s principal place of business.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow public companies to deliver proxy materials to their shareholders using the Internet. On or about January 10, 2020, you were provided with a Notice of Internet Availability of Proxy Materials ("Notice") and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Proxy Statement as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

THE BOARD RECOMMENDS VOTING

FOR ALL OF THE BOARD’S NOMINEES ON PROPOSAL 1 AND

FOR PROPOSALS 2, 3 and 4.

Regardless of the number of shares of common stock of the Company that you own, your vote is important. Thank you for your continued support, interest and investment in Lee Enterprises.

Mary E. Junck, Chairman

Davenport, Iowa

January 10, 2020

TABLE OF CONTENTS	PAGE
2020 Proxy Statement Summary	1
About the Annual Meeting	2
Proposal 1- Election of Directors	8
Incumbent Directors With Terms Expiring In 2021	9
Incumbent Directors With Terms Expiring In 2022	10
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm	11
Proposal 3 - Merger of the Company’s Amended and Restated 1996 Stock Plan for Non-Employee Directors into and to amend the Company’s Amended and Restated 1990 Long-Term Incentive Plan (as amended and restated, the “2020 Plan”)	11
Proposal 4 - Non-binding Approval of the Company's Compensation of its Named Executive Officers (the "Say-On-Pay" Vote)	17
Directors' Meetings And Committees Of The Board Of Directors	18
Corporate Governance	21
Compensation Of Non-Employee Directors	23
Voting Securities And Principal Holders Thereof	24
Executive Compensation	25
Certain Relationships And Related Transactions	42
Report Of The Audit Committee Of The Board Of Directors	43
Relationship With Independent Registered Public Accounting Firm	44
Delinquent Section 16(a) Reports	45
Appendix A - Non-GAAP Financial Information	46
Appendix B - 2020 Long-Term Incentive Plan	47

LEE ENTERPRISES, INCORPORATED

 2020 ANNUAL MEETING OF SHAREHOLDERS

 PROXY STATEMENT

2020 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement, including under “Executive Compensation.” References to “we,” “our,” “us” and the like, except under “Executive Compensation,” refer to Lee Enterprises, Incorporated (the "Company"). References to “2019,” “2018,” “2017” and the like refer to the fiscal year ending, or ended, the last Sunday in September. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Date and Time	February 19, 2020 9:00 a.m. Central Time
Place	4620 E. 53rd Street. Room 120
Davenport, Iowa 52807
Record Date	December 27, 2019 (the “Record Date”)
Proxy Materials

The Notice of 2020 Annual Meeting of Shareholders, this Proxy Statement and the accompanying proxy card are first being mailed to shareholders of record as of December 27, 2019 on or about January 10, 2020.

Voting Matters and Voting Recommendations

Voting Matters	Proposal No.	Our Board's Voting Recommendation
Election of Four Directors for Terms of Three Years	1	FOR ALL
Ratification of Selection of KPMG LLP	2	FOR
Approval of the Proposal to Merge the Company’s Amended and Restated 1996 Stock Plan for Non-Employee Directors into and to amend the Company’s Amended and Restated 1990 Long-Term Incentive Plan (as Amended and Restated, the “2020 Plan”);	3	FOR
Non-Binding Approval of the Company's Compensation of its Named Executive Officers ("Say-On-Pay" vote)	4	FOR

ABOUT THE ANNUAL MEETING

Why Am I Receiving These Proxy Materials?

The Board of Directors (“Board”) of the Company is soliciting your vote at the Annual Meeting to be held on February 19, 2020 at 9:00 a.m. Central Time, at 4620 E. 53rd Street, Room 120, Davenport, Iowa 52807, for the purposes set forth in this Proxy Statement. These materials were first sent or made available to shareholders on January 10, 2020, by Internet, or, upon your request, by mail. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

When and Where Will The Annual Meeting Be Held?

The Annual Meeting is scheduled to be held at 9:00 a.m. Central Time, on February 19, 2020, at 4620 E. 53rd Street, Room 120, Davenport, Iowa 52807.

What Is Included In These Materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the year ended September 29, 2019 (the "Annual Report"), as filed with the Securities and Exchange Commission ("SEC") on December 13, 2019.

What Matters Will Be Voted On At The Annual Meeting?

We are aware of four matters that shareholders may vote on at the Annual Meeting. The following items are each listed on the proxy:

•	The election to our Board of four nominees named in this Proxy Statement (Proposal 1); and

•	The ratification of our Board's selection of KPMG LLP as the Company's independent registered public accounting firm (Proposal 2); and

•	The approval of the merger of the amended and restated 1996 Stock Plan for Non-Employee Directors with the amended and restated 1990 Long-Term Incentive Plan and the amendment of the amended and restated 1990 Long-Term Incentive Plan (Proposal 3); and

•	Approve, by non-binding vote, the Company's compensation of its named executive officers (the "Say-On-Pay" vote) (Proposal 4)

We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Could Other Matters Be Decided At The Annual Meeting?

The Board is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Annual Meeting, will, if permitted, be entitled to vote or otherwise act thereon in accordance with their judgment on such matters.

What Are The Board's Voting Recommendations?

The Board recommends that you vote your shares:

•	FOR ALL of the nominees to the Board (Proposal 1); and

•	FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 2); and

•	FOR the proposal to merge the amended and restated 1996 Stock Plan for Non-Employee Directors with the amended and restated 1990 Long-Term Incentive Plan and to amend the amended and restated 1990 Long-Term Incentive Plan (Proposal 3); and

•	FOR the non-binding approval of the Company's compensation of its named executive officers (the "Say-On-Pay" vote) (Proposal 4)

How May I Obtain A Printed Copy Of The Proxy Materials?

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, shareholders may write or call our offices at the following:

Lee Enterprises, Incorporated

Attn: Investor Relations

4600 E. 53rd Street

Davenport, IA 52807

(563) 383-2100

Shareholders who hold shares in "street name" (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information.

How Can I Obtain Electronic Access To The Proxy Materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View our proxy materials for the Annual Meeting; and
•	Instruct us to send future proxy materials to you by email.

Who May Vote At The Annual Meeting?

Each share of our common stock, par value $0.01 (“Common Stock”), has one vote on each proposal. Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 58,116,793 shares of Common Stock outstanding.

How Many Votes Can Be Cast By All Shareholders?

58,116,793 votes, consisting of one vote for each share of Common Stock outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How Can I Convert Former Class B Common Stock Into Common Stock?

In 2011, all shares of Class B Common Stock were converted into an equal number of shares of Common Stock, in accordance with sunset provisions for Class B Common Stock established in 1986. If you still hold shares of Class B Common Stock, contact our transfer agent, EQ Shareowner Services ("Equiniti"), at 1-800-468-9716 to have the shares converted to Common Stock.

What Is The Difference Between A Shareholder Of Record And A Beneficial Owner Of Shares Held In Street Name?

Shareholder of Record. You are the “shareholder of record” for any Company shares that you own directly in your name in an account with the Company’s transfer agent, Equiniti.

Beneficial Owner of Shares Held in Street Name. You are the “beneficial owner” of shares held in street name if your Company shares are held in an account with a broker, bank, or other nominee as custodian on your behalf. The broker, bank, or other nominee is considered the shareholder of record of these shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee how to vote the Company shares in your account. Please refer to the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you will not be able to vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the shareholder of record authorizing you to vote the shares.

What Is The Quorum Requirement For The Annual Meeting?

A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present in person at the Annual Meeting; or

•	Have properly voted on the Internet, by telephone or by submitting a proxy card or voting instruction form by mail.

Abstentions and broker non-votes (if any) are counted as present for purposes of establishing a quorum at the Annual Meeting. For additional information regarding broker non-votes, please see the section titled “About the Annual Meeting-What Happens If I Do Not Give Specific Voting Instructions?” in this Proxy Statement.

A properly executed proxy marked “withhold” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for the director nominee.

How Do I Vote?

Whether you are a shareholder of record or hold any of your shares in “street name,” such as in a stock brokerage account or through a bank or other nominee, you may vote in the following ways:

By Phone	By Internet
Vote by dialing the number on the proxy card/voting instruction form and following the easy voice prompts	Follow the instructions included on the proxy card/voting instruction form
By Mail	In Person
If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it.	Attend the Annual Meeting and vote in person. If you hold any shares in “street name,” you may not vote in person unless you bring with you a legal proxy from the organization that holds your shares

The deadline for voting by telephone or by Internet will vary depending upon how you vote your shares. Please follow the instructions shown on your proxy card or voting instruction form.

Our Board recommends a vote FOR ALL of the Board’s nominees.

How Can I Revoke My Proxy Or Change My Vote After I Vote?

If you are a shareholder of record, you may revoke your proxy or change your vote prior to the Annual Meeting by:

•	Voting again via the Internet or by telephone;
•	Signing, dating, and returning a new proxy card or voting instruction form with a later date;
•	Signing, dating, and mailing an instrument revoking the proxy to Lee Enterprises, Incorporated, at 4600 E. 53rd Street, Davenport, Iowa 52807; or
•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of your shares and you have instructed your bank, broker, or other nominee to vote your shares, you may change your vote prior to the Annual Meeting by following directions provided by your bank, broker, or other nominee to change such voting instructions.

What Happens If I Do Not Give Specific Voting Instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters, as determined by applicable SEC rules. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote".

What Is The Voting Requirement To Approve Each Of The Proposals?

With respect to the election of directors (Proposal 1), the affirmative vote of the holders of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting and entitled to vote on the matter, is required to elect directors. If you do not vote for a particular nominee, or if you indicate on your proxy card, via the Internet or by telephone that you want to withhold authority to vote for a particular nominee, then your shares will not be voted for that nominee.

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting and entitled to vote on the matter, is required to ratify the selection of KPMG LLP (Proposal 2). If the shareholders do not ratify the appointment, the Audit Committee of the Board (the "Audit Committee") will consider any information submitted by the shareholders in determining whether to retain KPMG LLP as the Company’s independent registered public accounting firm for 2020. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting and entitled to vote on the matter, is required to approve the merger of the amended and restated 1996 Stock Plan for Non-Employee Directors with the amended and restated 1990 Long-Term Incentive Plan and the amendment of the amended and restated 1990 Long-Term Incentive Plan (Proposal 3).

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting and entitled to vote on the matter, is required for the approval of the Say-On-Pay vote (Proposal 4).

How Do Abstentions, Broker Non-Votes and Unmarked Proxy Cards Affect The Voting Results?

Abstentions and Broker Non-Votes. Abstentions will have the same effect as a vote “against” with respect to all four proposals and broker non-votes will have no effect with respect to the proposals.

Unmarked Proxies. If you sign and return a proxy card or otherwise vote as directed herein, but do not mark how your shares are to be voted, the individuals named as proxies therein will vote your shares in accordance with the recommendation of the Board on all four proposals; therefore, if no direction is made, an unmarked proxy will be voted:

•	FOR ALL of the nominees recommended by our Board of Directors; and

•	FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2020, by submitting the enclosed proxy card; and

•	FOR the proposal to merge the Company’s amended and restated 1996 Stock Plan for Non-Employee Directors into and to amend the Company’s amended and restated 1990 Long-Term Incentive Plan (as amended and restated, the “2020 Plan”); and

•	FOR the non-binding approval of the Company's compensation of its named executive officers (the "Say-On-Pay" vote)

If permitted, in their discretion, the proxies named therein will be authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

How Do Participants In The Lee Enterprises, Incorporated Employees’ Retirement Account Plan Vote?

To vote your shares held in the Lee Enterprises, Incorporated Employees’ Retirement Account Plan, you must vote via the Internet or telephone as instructed in the proxy materials. If you do not provide voting instructions by February 18, 2020, the trustee will vote your shares in the same proportion as the shares of other participants for which the trustee has received proper voting instructions.

Is My Vote Confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;
•	To allow for the tabulation and certification of votes; and
•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to our management and the Board.

Where Can I Find The Voting Results Of The Annual Meeting?

Voting results will be tallied by the inspector of election. The Company will report the preliminary results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting, and the final results as soon as practicable following certification by the inspector of election.

Who Is Paying The Costs Of Proxy Solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. We do not anticipate that costs, except those normally expended for a solicitation for an election of directors in the absence of a contest, will be incurred.

How Can I Attend The Annual Meeting?

Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives, and guests of the Company. All attendees will be required to show a valid form of identification (such as a government-issued form of photo identification). If you hold your shares in street name (i.e., through a bank, broker, or other nominee), you must also provide proof of share ownership, such as a letter from your bank, broker, or other nominee or a recent brokerage statement. The Annual Meeting will be held at 9:00 a.m. Central Time, on February 19, 2020, at 4620 E. 53rd Street, Room 120, Davenport, Iowa 52807.

Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance via the Internet or by telephone by following the instructions provided.

What Is The Deadline To Propose Actions For Consideration, Or To Nominate Individuals To Serve As Directors, At The 2021 Annual Meeting Of Shareholders?

Proposals of shareholders in accordance with SEC rules and the provisions of our Second Amended and Restated By-Laws ("By-Laws") to be presented at the 2021 annual meeting must be submitted to us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting between October 22, 2020 and November 20, 2020.

Shareholders who want to nominate individuals to serve as directors or to bring business before the 2021 annual meeting, other than through a shareholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provisions of our By-Laws dealing with shareholder proposals. The notice must be delivered to, or mailed and received at the address of the Company shown on the cover of this Proxy Statement, between October 22, 2020 and November 20, 2020. The requirements for such notice are set forth in our By-Laws, which were filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K on June 26, 2019. That document is located on our website www.lee.net. Click on “Investors” and “SEC filings”.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on February 19, 2020:

The Company’s Proxy Statement on Schedule 14A,

form of proxy card and 2019 Annual Report on Form 10-K

are available at

www.proxydocs.com/lee

PROPOSAL 1 - ELECTION OF DIRECTORS

Four directors are to be elected for three-year terms expiring at the annual meeting in 2023. Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee ("NCGC") of the Board and has been nominated by the full Board for election as a director at the Annual Meeting. Our Board has examined the relationship between each of our non-employee directors and the Company and has determined that Messrs. Magid, Fletcher and Pearson and Ms. Liberman qualify as "independent" directors in accordance with the published listing requirements of the NYSE. The current term of the Mr. Magid expires in 2020.

Each nominee has provided a consent permitting the Company to name such nominee in this Proxy Statement and stating that such nominee consents to serve if elected as a director, and the Board has no reason to believe that any nominee will be unable to serve. However, if, before the election, one or more nominees are unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board (unless the Board reduces the number of directors to be elected). If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

Our Board recommends that you vote FOR ALL of the nominees proposed by our Board.

The following material contains information concerning the Board’s nominees, including their period of service as a director, their recent employment, other directorships, including those held during the past five years with a public company or registered investment company, and age as of the Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 2023

Brent M. Magid, 54, Director since 2010

Mr. Magid is President and Chief Executive Officer of Frank N. Magid Associates, Inc., a research-based strategy consulting company with expertise in a wide range of media. From 2007 to 2009, Mr. Magid served as a director of Quattro Wireless, a mobile advertising company. From 1989 to 1991, Mr. Magid worked in the entertainment group of JPMorgan Chase & Co. Mr. Magid provides the Board with experience and insight into key marketing and advertising trends and related media industry strategies, especially digital media and digital services. Also, Mr. Magid provides his financial experience, including strong oversight of financial and disclosure responsibilities, procedures and controls, which qualify him to serve as Chairman of the Company’s Audit Committee and as its designated financial expert.

Mr. Magid is Chairman of the Audit Committee and a member of the Executive Compensation Committee ("ECC").

Margaret R. Liberman, 51, Director since 2019

Ms. Liberman is Vice President, News, Talk & Entertainment at SiriusXM, where she is responsible for content and strategic direction of the talk portfolio, overseeing 60 original and partner channels and managing a staff of approximately 350. Previously, she was Vice President and Editor in Chief of the Yahoo News Group from 2013 to 2017 and spent 13 years at The New York Times, most recently as Deputy News Editor for Digital Development from 2010 to 2013. From 2001 to 2010, Ms. Liberman worked at The New York Times Magazine, first as a Story Editor before becoming Deputy Editor, where she oversaw numerous award-winning video and multimedia projects. Ms. Liberman began her career at a small children's book publisher before assuming various editorial roles at Us Weekly, Swing Magazine, Martha Stewart Living and Bridal Guide Magazine. Ms. Liberman earned a Bachelor of Arts degree from Barnard College in 1990 and a Master of Science degree from Columbia Graduate School of Journalism in 1995. Ms. Liberman is a lifelong journalist and highly accomplished digital media executive. She brings top-tier experience and tremendous expertise developing and implementing effective digital platform strategies and directing award-winning editorial content.

Ms. Liberman is a member of the NCGC.

Steven C. Fletcher, 51

Mr. Fletcher is currently Chief Executive Officer of technology company Explorer Parent LLC, an advisor to ChaSerg Technology Acquisition Corp. (NASDAQ: CTAC) and an independent director of atVenu, a leading live event commerce platform, where he is a member of the Audit and Compensation Committees. From 2003 to 2018, Mr. Fletcher was a Managing Director, Co-Head of the Digital Media Group and Head of the Software Group at GCA Savvian, a global investment bank. He was also a member of the firm's Management Committee. From 1994 until 2002, Mr. Fletcher worked at Goldman, Sachs & Co., where he held a number of leadership roles including Head of the Private Placement Group, Head of the IT Services sector and Co-Head of the Hardware, Storage, EMS and Internet Infrastructure sectors. He began his career at Deloitte & Touche as a CPA. Mr. Fletcher received a B.A. in Economics from UCLA and an M.B.A. from the Wharton School of the University of Pennsylvania.

David T. Pearson, 54

Mr. Pearson has been Chief Financial Officer of Vonage since 2013, where he oversees the Finance and Investor Relations organizations. He previously held investment banking positions and Deutsche Bank Securities and Goldman, Sachs & Co. focused on Technology, Media & Telecom (TMT). From 2004 to 2013, Mr. Pearson also worked at Goldman, Sachs & Co. for nine years, leaving as a Managing Director in the firm's TMT practice. He began his career at Coopers & Lybrand and holds an M.B.A. from Harvard Business School and his A.B. in Political Science and Organizational Behavior/Management from Brown University.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2021

Richard R. Cole, 77, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor-Emeritus at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school and brings to the Board over 40 years’ experience in the profession of journalism and journalism-mass communications education.

Dr. Cole is Chairman of the NCGC.

William E. Mayer, 79, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Capital Investment Corporation, Premier Inc., a public company in healthcare improvement with an alliance of hospitals and other providers, and Rosehill Resources Inc., an oil and natural gas company. Since 1976, Mr. Mayer has served on the boards of directors of 18 public companies, and as chairman of the boards of trustees of the University of Maryland, College Park, and The Aspen Institute. Mr. Mayer also served as a professor and dean of the College of Business and Management at the University of Maryland from 1992 to 1996. Mr. Mayer provides the Board with business leadership experience, an understanding of the strategic, operational and financial issues confronting public companies, and experience with respect to corporate governance matters.

Mr. Mayer is a member of the Executive Committee, the ECC and the NCGC.

Gregory P. Schermer, 65, Director since 1999

Mr. Schermer served as Vice President-Strategy of the Company from March 2012 until his retirement in September 2016. From 1989 to July 2006, Mr. Schermer served as Corporate Counsel of the Company, and from July 2006 until October 2012, he served as Vice President-Interactive Media of the Company. Mr. Schermer led the development of the Company’s digital media strategies and platforms, including the successful expansion of TownNews and represented the Company in several industry digital media initiatives, including The Local Media Consortium (the “Consortium”), a group of 82 companies that create digital partnerships for local media operations. Mr. Schermer served as a member of the Consortium's executive committee. Mr. Schermer provides the Board with insight and operational perspective on the Company's digital media strategies.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2022

Mary E. Junck, 72, Director since 1999

Mary E. Junck was elected Executive Chairman of the Company in February 2016 and elected Chairman in February 2019. She joined Lee in 1999 as Executive Vice President and Chief Operating Officer. She became president in 2000, Chief Executive Officer in 2001 and Chairman in January 2002. She previously held senior executive positions at the former Times Mirror Company. She was responsible for the operations of Newsday, The Baltimore Sun (publisher and chief executive officer), the Hartford Courant, The Morning Call, Southern Connecticut Newspapers and St. Paul Pioneer Press (publisher and president). She also had responsibility for Times Mirror magazines and StayWell, Times Mirror's consumer health company. She was a member of the board of directors of The Associated Press from 2004 to 2017 and was chairman from 2012 to 2017. In October 2016, Ms. Junck became a director of Postmedia Network Canada Corp., a public company based in Toronto, Canada, that owns numerous newspapers and associated online platforms throughout Canada.

Ms. Junck leads the Company’s Board and provides in-depth knowledge of the Company and the publishing industry, in which she has worked in executive and senior management positions for more than 30 years. Ms. Junck provides a valuable and unique perspective in Board deliberations about the Company's business, competitive landscape, strategic relationships and opportunities, senior leadership and operational and financial performance. As Chairman, Ms. Junck serves as an advisor to the Chief Executive Officer and provides overall leadership for the Board. Her key areas of focus include strategic direction and partnerships, financial matters and board management.

Herbert W. Moloney III, 68, Director since 2001

From December 2006 until his retirement in July 2011, Mr. Moloney was President and Chief Operating Officer of Western Colorprint, Inc., a privately-held company that provided advertising supplements and commercial printing services to the publishing industry. From April 2005 to November 2006, Mr. Moloney was President and Publisher of the Washington Examiner. From 2000 to March 2005, Mr. Moloney was the Chief Operating Officer, North America, and an Executive Vice President of Vertis, Inc., a premium provider of targeted advertising and marketing solutions to leading retail and consumer services companies. Mr. Moloney provides the Board with more than 30 years of executive and management experience in the publishing and television industries.

Mr. Moloney is Chairman of the ECC and a member of the Audit Committee, the NCGC and the Executive Committee. Mr. Moloney has been designated as the Company’s Lead Director by the independent directors to preside over executive sessions of non-management directors, among other duties.

Kevin D. Mowbray, 57, Director since 2016

Mr. Mowbray was elected as the Company’s President and Chief Executive Officer ("CEO") in February 2016. Prior to his election as CEO, Mr. Mowbray was the Company’s Executive Vice President and Chief Operating Officer from April 2015, and served as Vice President and Chief Operating Officer since 2013. He previously was publisher of the Company’s largest newspaper, the St. Louis Post-Dispatch, from 2006 to 2013, where he drove the Company's digital efforts and piloted many significant digital products and initiatives. Mr. Mowbray is a member of the News Media Alliance and serves on the executive committee and also chairs the American Press Institute. Mr. Mowbray provides the Board with nearly 30 years of executive and management experience in the publishing industry and invaluable knowledge about the Company, especially in the digital arena as he spearheaded digital strategies. As President and CEO, Mr. Mowbray has direct responsibility for all aspects of the Company’s operations, including more than 49 markets in 20 states and the corporate staff, with special focus on digital growth, revenue expansion and business transformation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR ALL OF THE NOMINEES RECOMMENDED BY OUR BOARD

PROPOSAL 2 - RATIFICATION OF SELECTION OF KPMG LLP AS THE

COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed KPMG LLP ("KPMG") to serve as the independent registered public accounting firm to audit the Company’s financial statements for 2020. KPMG also served as our independent registered public accounting firm in 2019. Our By-laws do not require that the shareholders ratify the appointment of KPMG as our independent registered public accounting firm. The Board is requesting the shareholders to ratify this appointment as a means of soliciting shareholders' opinions and as a matter of good corporate practice.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3 - TO CONSIDER AND ACT UPON A PROPOSAL TO MERGE

THE AMENDED AND RESTATED 1996 STOCK PLAN FOR NON-EMPLOYEE

DIRECTORS WITH THE AMENDED AND RESTATED 1990 LONG-TERM

INCENTIVE PLAN AND TO AMEND THE AMENDED

AND RESTATED 1990 LONG-TERM INCENTIVE PLAN

In December 2019, our Board approved, subject to shareholder approval, the merger of the Director Stock Plan with the Amended and Restated 1990 Long-Term Incentive Plan ("LTIP").  The merger of the Director Stock Plan with the LTIP will be effected by simultaneously terminating the Director Stock Plan and amending and restating the LTIP to incorporate the key provisions of the Director Stock Plan and other provisions to address tax and regulatory matters and modernize the LTIP (as amended, the “2020 Plan”).

The purpose of the 2020 Plan is to promote the interests of the Company and its shareholders by (i) attracting and retaining directors, officers and employees of outstanding ability who will contribute to the Company’s long range success; (ii) strengthening the Company’s capability to develop, maintain and direct a competent management team; (iii) motivating officers and employees, by means of performance-related incentives, to achieve longer-range performance goals; (iv) providing equity compensation opportunities which are competitive with those of other major companies, including the Company’s peers; and (v) enabling our directors, officers and key employees to align with and participate in the long-term growth and financial success of the Company.

The Board believes that the shares currently issuable under the Director Stock Plan should be made available for issuance under the 2020 Plan.

Under the 2020 Plan, the total number of shares of Common Stock currently available for issuance is 1,659,468, which includes 134,054 shares of Common Stock remaining available under the Director Stock Plan as of the Record Date, plus any shares subject to any currently issued and outstanding awards as of the Record Date and that are forfeited, expire or otherwise terminate without issuance of such shares after the Record Date (but excluding shares of Common Stock cancelled on settlement of options or SARs in payment of the exercise price thereof or shares of Common Stock cancelled on settlement of options or SARS in payment of the exercise price thereof). Under the 2020 Plan, the Company proposes to increase the number of shares authorized for issuance by 2,000,000 shares of our Common Stock in support of future awards under the 2020 Plan. Therefore, if approved by the shareholders, the number of shares available for future issuance under the 2020 Plan will be 3,659,468.

Assuming that the 2020 Plan is approved by the shareholders, the only equity compensation plan that the Company will utilize will be the 2020 Plan.

Shareholder approval of the 2020 Plan is required under the terms of the 2020 Plan and NYSE listing standards.

A copy of the 2020 Plan is included as Appendix B to this Proxy Statement. To the extent the summary description below differs from the 2020 Plan attached as Appendix B, the text of the 2020 Plan shall govern.

If approved by the shareholders at the Annual Meeting, the 2020 Plan will become effective February 19, 2020.

History of LTIP and Certain Previous Amendments

The LTIP was first approved by our shareholders in 1990, and has been utilized as a principal feature of the Company’s compensation program since 1990. The LTIP was amended, restated and extended by our shareholders in 1999. The shareholders’ action in 1999 authorized the grant or issuance to certain of our “key employees” and certain of the Company’s affiliates and subsidiaries, of awards of stock options, restricted stock of the Company, and cash dividends or dividend equivalents or any combination of them. In 2006, shareholders authorized an additional 1,000,000 shares of Common Stock for grant or issuance under the LTIP.  In 2010, our shareholders approved additional amendments to the LTIP, including (i) authorizing an additional 3,000,000 shares of our Common Stock in support of future awards under the LTIP; (ii) extending the Executive Compensation Committee's (“ECC”) authority to grant incentive stock options until January 6, 2020; and (iii) eliminating the ECC’s ability to issue non-qualified stock options at an option price less than the fair market value of our Common Stock on the date granted.

In 2015, our shareholders approved additional amendments to the LTIP, including (i) authorizing an additional 3,000,000 shares of our Common Stock in support of future awards under the LTIP; (ii) increasing the maximum number of stock options that may be awarded in any year to a single participant from 200,000 to 300,000; (iii) extending the ECC’s authority to grant incentive stock options from January 6, 2020 to December 4, 2024; and (iv) amending the definition of our Company’s Common Stock to reflect the reduction of the par value of our Common Stock from $2.00 per share to $0.01 per share as a result of the amendment and restatement of our Certificate of Incorporation effective January 30, 2012.

Also, in 2015 and 2016, the ECC approved additional amendments to the LTIP, including (i) “double-trigger” termination provisions that provide for early vesting and exercise and issuance or payment as permitted (subject to certain limits) of outstanding equity awards only if both a change of control occurs and the participant is terminated as a result of the change of control; and (ii) with respect to the accelerated vesting of benefits, to require a successor to retain certain senior executive officers for a two-year period following a change of control.

As part of the 2015 and 2016 LTIP amendments, the forms of the LTIP’s Incentive Stock Option Agreement, Non-Qualified Stock Option Agreement and Restricted Stock Agreement were amended to reflect the amendments to the LTIP.

Principal Terms of 2020 Plan

The following discussion sets forth the principal features of the 2020 Plan. This discussion is qualified in its entirety by the complete text of the 2020 Plan which, if approved by our shareholders, will be amended as set forth in Appendix B to this Proxy Statement. If Proposal 3 is not approved, the existing terms of the LTIP (without the proposed amendments) and the Director Stock Plan will continue in effect in accordance with their respective terms.

The 2020 Plan is administered by the ECC. The ECC has broad authority to interpret and amend the 2020 Plan, to make all determinations necessary or advisable for the administration of the 2020 Plan, and to issue and reissue awards under terms and conditions it may deem appropriate. Under the 2020 Plan, the ECC has the power to fix and accelerate vesting periods. The ECC presently intends to fix such periods for stock options and employee restricted stock awards in general so that they are not less than three (3) years except for awards to non-employee directors as to which the vesting period will generally be one (1) year.

Purchase Price and Other Terms

Incentive and Non-Qualified Stock Options

Under the 2020 Plan, the ECC is able to grant stock options to participants, but none may be granted after December 31, 2029. The Company has not granted incentive stock options since November 14, 2006, but has instead granted employees non-qualified stock options. The option price for incentive and non-qualified stock options will be determined by the ECC, but the option price may not be less than 100% of our Common Stock’s fair market value on the date granted.  Further, the option price of an incentive stock option granted to a person who owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of all the stock of the Company may not be less than 110% of our Common’s Stock’s fair market value on the date granted, and such option may not be exercised more than five (5) years from the date granted.

Under the terms of our current forms of Incentive and Non-Qualified Stock Option Agreements, incentive and non-qualified stock options become exercisable in installments of 30% of the shares subject to the option one (1) year after the date of grant, an additional 30% after two (2) years and the final 40% after three (3) years. The options may be exercised at any time prior to ten (10) years from the original grant date.

Fair market value on any given date for this and other purposes of our 2020 Plan, in the ECC’s discretion, will be either:

•	the average of the high and low prices of our Common Stock, or
•	the closing price of our Common Stock

as reported for New York Stock Exchange-Composite Transactions on the date on which it is to be valued under the terms of our 2020 Plan.

The terms and conditions of each award to a participant will specify the number of our stock options granted and the amount of our Common Stock that a participant may purchase.

Restricted Common Stock

The ECC has the sole authority to determine the number of shares of our restricted Common Stock (“restricted stock”) a participant may receive as an award and the purchase price, if any, to be paid by a participant for such restricted stock.  Participants currently do not pay any purchase price for restricted stock awarded under the LTIP.  The ECC expects to continue this practice until further notice.  Prior to the lapse of restrictions on shares of our restricted stock, a participant will have all voting rights of a shareholder with respect to the shares, except as to awards of our restricted stock which are subject to the satisfaction of performance measures.  A participant will not have rights to dividends and dividend equivalents in respect of awards of restricted stock except as provided under the 2020 Plan. These rights are also subject to the conditions and restrictions generally applicable to our restricted stock or specifically set forth in the participant’s Restricted Stock Agreement governing the terms of the award of our restricted stock.

Common Stock, Other Equity-Based Awards and Stock Appreciation Rights

Under the 2020 Plan, the ECC may grant unrestricted Common Stock and “other equity-based awards” which include, without limitation, stock appreciation rights, known as SARs, which will be issued in tandem with future incentive stock option awards.  SARs are exercisable in the discretion of the participant for a limited period following a change of control for a price based upon the price paid in the transaction, including any price paid in an initial tender offer that is followed by a merger.  The ECC may grant cash awards under the 2020 Plan. The cash awards may be subject to the achievement of certain performance goals.

The 2020 Plan provides for the “cash-out” payment to be made in our Common Stock, as opposed to cash, if necessary to preserve the appropriate accounting for the transaction.  In addition, to protect such change of control benefits, our 2020 Plan precludes adverse amendments to the 2020 Plan following a change of control.

Adjustments to Certain Awards

During the term of the 2020 Plan a change in the outstanding shares of our Common Stock may occur because of a stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change or distribution to holders of our Common Stock other than cash dividends. In such circumstances, the ECC may make such substitution or adjustment, if any, as it deems equitable to the number or kind of shares of our Common Stock or other securities available for issuance under the 2020 Plan.  This may include substitution or adjustment of the number of outstanding stock options or option prices and the number of outstanding awards of other types.

LTIP Benefits

Our NEOs received awards under the LTIP in 2019, 2018 and 2017.  Compensation expense recognized for those awards granted to the NEOs is set forth in “Valuation of Equity Awards”, below. The ECC also made restricted stock awards to NEOs in December 2019. Future grants under the 2020 Plan, if any, that will be made to eligible participants are subject to the discretion of the ECC and, as a consequence, are not determinable at this time.

Under our Director Stock Plan, in 2019, non-employee directors received an annual grant of 10,000 shares (which is subject to a cap on the fair market value of shares awarded equal to the annual cash retainer).  The purpose of the Director Stock Plan has been to encourage non-employee directors to increase their ownership of shares of our Common Stock and thereby align their interests more closely with the interests of our other shareholders. In addition, an objective of the Director Stock Plan has been to assist us in attracting and retaining non-employee directors of outstanding ability and in providing compensation opportunities which are competitive with those of other major corporations, as well as enabling such directors to participate in our long-term growth and financial success. Non-employee directors are required to hold their annual stock grant under the Director Stock Plan for a minimum of ten years, unless a director retires, resigns or dies while holding the position of director prior to satisfying this requirement.

Equity Compensation Plan Information

Information as of September 29, 2019 with respect to equity compensation plan is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Dollars) (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares in column A)
Equity compensation plans approved by shareholders	808,750 (1)	$1.82	2,275,229 (2)(3)

(1)	LTIP.
(2)	Includes the number of securities remaining available for future issuance under our LTIP, our ESPP and our SPP. The ESPP and SPP have not been active since 2008 and include a total of 278,821 shares.
(3)	Those securities not issued as a result of cancellation, forfeiture or surrender of previously outstanding options or adjustment of target restricted stock awards remain available for issuance, at the discretion of the ECC, under the 2020 Plan. Such shares are excluded from the total presented as the amount cannot be ascertained. Unvested restricted stock awards are not included in the number of shares presented as they are no longer available for future issuance once granted.

Additional information is set forth under the captions "Grants of Plan-Based Awards", "Outstanding Equity Awards at September 29, 2019" and "Option Exercises and Stock Vested".

Upon approval of the 2020 Plan, the number of shares available for issuance under the 2020 Plan will be as follows:

Plan Category	Number of Securities
Shares available under the amended and restated 1996 Stock Plan for Non-Employee Directors as of September 29, 2019	134,054
Shares available under the amended and restated 1990 Long-Term Incentive Plan as of September 29, 2019	1,996,408
Authorized new shares under the 2020 Plan	2,000,000
Shares issued under the 1990 Long-Term Incentive Plan in December 2019, net of forfeitures and withholdings since September 29, 2019	(470,994)
Shares available for issuance under the 2020 Plan	3,659,468

Payment for Securities Purchased Under the 2020 Plan

Payment of the purchase price of our vested stock options to be purchased under the 2020 Plan may be made in cash, by note, by the tender of already owned shares of our Common Stock (valued at the fair market value on the exercise date) or by a combination of cash and shares of our Common Stock.

Payment to exercise our vested stock options may be made by delivering shares of our previously awarded restricted stock.  Such restricted stock must have been held by a participant for at least one (1) year before it can be used as payment to exercise stock options.  The limitations (e.g. restricted period) accompanying our restricted stock will remain in effect and applicable to the corresponding number of shares issued upon a stock option exercise until they lapse according to their original terms.

Any additional Common Stock received upon the exercise of our stock options and surrender of our restricted stock as payment will be subject to the same forfeiture provisions to which our restricted stock is subject, unless otherwise determined by the ECC in its sole discretion, at or after grant.

The foregoing forms of payment are all subject to such rules as the ECC may, from time to time, adopt.

Dividends and Dividend Equivalents; Cash Payments

The 2020 Plan provides that any award of restricted stock not subject to performance measures or other stock-based awards under the 2020 Plan will not have rights to earn dividends or dividend equivalents prior to either vesting or settlement of cash payments as provided under the 2020 Plan. We are presently limited from declaring any dividends under our current debt arrangements.

Payment of Withholding Taxes

We may deduct from all amounts paid in cash any taxes required by law or other amounts authorized by a participant to be withheld.

The ECC may permit a participant who receives an award in the form of our Common Stock to satisfy the obligation for such withholding or deduction in either of two (2) ways.  First, the ECC may permit the participant to deliver shares of our Common Stock already owned.  Second, the ECC permits us to retain from the participant’s distribution of our Common Stock awarded the number of shares of our Common Stock having a fair market value equal to the amount to be withheld or deducted.

Resale Restrictions

No award (including stock options or restricted stock) under the 2020 Plan may be assigned or transferred, and no right or interest of any participant may be subject to any lien, obligation or liability of the participant.  An exception is permitted for a transfer under a will or according to the laws of descent or distribution.

Change of Control

The 2020 Plan provides, upon the occurrence of a change of control:

•	Accelerated exercisability and vesting of stock option and restricted stock awards;

•	Cash-outs of stock option awards and, in the case of incentive stock options, any stock appreciation rights; and

•	Assumption of the awards by a successor to the Company or the issuance of substitute awards.

These provisions are generally available to participants, unless the ECC determines otherwise at the time of grant that one or more of these provisions is precluded in order to preserve the appropriate accounting treatment for the change-of-control transaction.

Amendment and Termination

The Board may amend, suspend or terminate the 2020 Plan or any portion of it and any award at any time. However, no amendment shall be made without shareholder approval which:

•	Increases (except as required for stock dividends, splits, etc.) the total number of shares reserved for issuance pursuant to the 2020 Plan;

•	Changes to the class of employees eligible to the be participants;

•	Decreases the minimum option prices stated therein (other than to change the manner of determining fair market value to conform to any then applicable provision of the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations);

•	Extends the expiration of the 2020 Plan; or

•	Withdraws the administration of the 2020 Plan from the ECC.

The ECC may, however, amend the 2020 Plan in such manner as may be necessary to have the 2020 Plan conform with applicable law and related rules and regulations. Following a change of control the Board may not amend the 2020 Plan in a manner that would adversely affect any outstanding award of a participant without the written consent of such participant.

The 2020 Plan has no fixed termination date, except that the Code prohibits the ECC from issuing any awards after December 31, 2029.

The 2020 Plan may be terminated by the Board at any time. Termination of the 2020 Plan will not affect the status of any awards outstanding at the date of termination.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is intended to be a brief summary description of the federal income tax effects that participants and the Company may experience as a result of awards made under the 2020 Plan, and does not cover all federal employment tax or other federal tax consequences that may be associated with the 2020 Plan. These rules are highly technical and subject to change. This summary is not intended to be exhaustive and does not consider state, local or foreign tax laws. Because of our ECC’s broad discretion to grant an award under the 2020 Plan, and to fix the terms and conditions of an award’s issuance, it is not possible to consider all of the alternative tax consequences of acquisition, ownership and disposition of an award, and some tax consequences may differ from the principles set forth below.

Non-Qualified Stock Options. Future stock option grants under the 2020 Plan are intended to qualify as either non-qualified stock options that are governed under Section 83 of the Code or incentive stock options governed under Section 422 of the Code. Restricted stock will be governed under Section 83 of the Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the Common Stock on the exercise date and the stock option grant price in the year of exercise. We will be entitled to a corresponding deduction on our income tax return in the same year.

Incentive Stock Options. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and we will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of Common Stock acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted Stock. Unless a participant elects otherwise, an award of our restricted stock will not be taxed at the time of grant so long as the restricted stock is not transferable and is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. Upon lapse of the risk of forfeiture, the excess of the fair market value on such vesting date less any amount paid by the participant in exchange for the stock will be taxable as compensation income to the participant. The participant’s basis in our restricted stock will be equal to the amount paid for the shares, if any, plus any ordinary income recognized by the participant. On subsequent sale or exchange of the stock, the participant will realize long term or short term capital gain or loss equal to the amount realized on the sale or exchange less the participant’s tax basis in the stock.

Payroll tax withholding will be required on the compensation income recognized by the participant upon lapse of the risk of forfeiture. In general, we will be entitled to a corresponding deduction.

Under the Director Stock Plan, our non-employee directors are considered to have earned directors’ compensation at the time of the stock awards. The amount of taxable compensation equals the fair market value of the shares on the date awarded.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR APPROVAL OF THE MERGER OF THE DIRECTOR STOCK PLAN WITH THE LTIP AND AMENDMENT OF THE LTIP (AS AMENDED, THE 2020 PLAN)

PROPOSAL 4 - APPROVAL, BY NON-BINDING VOTE, OF THE COMPANY'S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS

We are providing our shareholders with the opportunity to cast an advisory vote regarding executive compensation as described below. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement in accordance with the SEC's rules. This vote is also referred to as a "Say-On-Pay" vote.

As required by the Securities Exchange Act of 1934 (the "Exchange Act"), shareholders may vote to approve (or not approve) the resolution below on the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis and accompanying executive compensation tables and narrative on pages 25-41.

Our goal is to be an employer of choice for our key executives. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward executives for their contribution to our success;

•	Create an ownership mentality in our executives;

•	Focus the executives on building long-term value;

•	Permit us to recruit the talent we need;

•	Pay our executives at comparable levels with organizations with which we compete for talent; and

•	Encourage top performers to remain with the Company

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives.

The Compensation Disclosure and Analysis more fully describes our executive compensation program and the decisions made by the ECC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR APPROVAL, BY NON-BINDING VOTE, OF THE COMPANY'S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

General

Our Board met nine times in 2019. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which he or she served in 2019. Eight of the nine incumbent directors attended our February 20, 2019 Annual Meeting of Shareholders. All directors are expected to attend each meeting of our Board and the committees on which they serve and are also expected to attend our annual meetings of shareholders.

Our Board has four standing committees: the Audit Committee, the Executive Committee, the ECC and the NCGC. With the exception of the Executive Committee, each is composed of at least three independent directors, and each committee operates under a written charter, which are all available on our website www.lee.net by clicking on "About" and then "Governance".

The members of the committees are shown in the table below:

	Audit Committee	Executive Committee	ECC	NCGC
	(1)		(1)	(1)
Richard R. Cole	—	—	—	Chairman
Nancy S. Donovan	Member	—	—	—
Leonard J. Elmore	Member	—	—	—
Margaret R. Liberman	—	—	—	Member
Mary E. Junck	—	Chairman	—	—
Brent M. Magid	Chairman	—	Member	—
William E. Mayer	—	Member	Member	Member
Herbert W. Moloney III	Member	Member	Chairman	Member
Kevin D. Mowbray	—	Member	—	—
Gregory P. Schermer (2)	—	—	—	—

(1)	The Committee is composed of "independent" non-employee directors. See discussion of "Director Independence" below.
(2)	Since September 2, 2016, Mr. Schermer has been engaged to serve as a consultant to the Audit Committee on risk and other matters as part of his responsibilities as a non-employee director.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, our Board has no formal policy with respect to the separation of the offices of Chairman and the CEO. Our Board presently believes that having a separate Chairman and CEO, together with an independent Lead Director, provides the best Board leadership structure for the Company. This structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company. Ms. Junck serves as Chairman of the Board and Kevin Mowbray serves as President and CEO. Our Lead Director is a non-employee director who is elected by the independent members of the Board at its annual meeting. Herbert W. Moloney III, a director since 2001, currently serves as our Lead Director.

The role of Mr. Moloney, as Lead Director, includes the following duties:

•	Preside at all meetings of the Board when the Chairman is not present;
•	Call meetings of the non-management directors, as needed;
•	Develop the agendas for meetings of the non-management directors;
•	Preside at executive sessions of the non-management directors;
•	Confer regularly with the Chairman and the CEO;
•	Serve as a liaison between the CEO and the non-management directors;
•	In consultation with the Chairman, review and approve Board meeting schedules and agendas; and
•	Meet with shareholders as appropriate.

Risk Oversight

Oversight of risk management is a responsibility of the Board and is an integral part of the Board's oversight of our business. The primary responsibility for the identification, assessment and management of the various risks resides with management. The Board has delegated to the Audit Committee primary responsibility for evaluating our overall risk management profile and ensuring that management has established and adequately reviewed processes for identifying and preparing the Company to manage risks.

Director Independence

The NCGC assesses the independence of each director and director nominee and makes recommendations to the Board. For a director or director nominee to be “independent,” the Board must affirmatively determine that the director has no material relationship with the Company other than his or her service as a director. In addition, members of the Audit Committee and ECC must meet heightened independence standards under applicable NYSE and SEC rules.

Our Board has examined the relationship between each of our non-employee directors and the Company and has determined that Ms. Donovan and Liberman and Messrs. Cole, Elmore, Fletcher, Magid, Mayer, Moloney and Pearson qualify as "independent" directors in accordance with the published listing requirements of the NYSE and, in the case of the Audit Committee and ECC, the rules of the SEC. Ms. Junck does not qualify as an independent director under NYSE rules because she is a former executive officer of the Company. Mr. Mowbray does not qualify as an independent director because he is an employee of the Company. Mr. Schermer is employed by the Board as a consultant.

Audit Committee

The Audit Committee met five times in 2019. The Audit Committee has the oversight responsibilities set forth in its charter, including, without limitation: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of our Common Stock or immediate family member of any of the above; (3) our overall risk management profile, including, without limitation, cyber risks; (4) the independent registered public accounting firm's qualifications and independence; (5) the performance of our internal audit function and that of our independent registered public accounting firm; and (6) preparation of the annual Audit Committee Report to be included in our Proxy Statement.

Executive Committee

The Executive Committee met four times in 2019. The Executive Committee may exercise the authority of the Board between its meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law or resolution of the Board. The Executive Committee also has the authority to consider, review and advise the Chairman, the CEO and the Board from time to time regarding fundamental financial issues affecting the Company.

Executive Compensation Committee

The ECC met six times in 2019. Its responsibilities include, without limitation, the authority to: (1) administer our Retirement Account Plan, our Supplementary Benefit Plan, as amended and restated as of January 1, 2008 ("Non-Qualified Plan"), our LTIP, our Amended and Restated 1977 Employee Stock Purchase Plan ("ESPP") and our 2005 Supplemental Employee Stock Purchase Plan ("SPP"); (2) establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) approve employment contracts for executives extending beyond one year; (5) approve the position description, performance standards and goals for incentive cash and restricted stock awards for our CEO and other executive officers under our Incentive Compensation Program and to measure their related performance thereunder; and (6) to determine and, as appropriate, recommend to the Board the compensation of non-employee directors, including the Chairman, Lead Director and committee chairs. In addition, the ECC recommends to the Board significant employee benefit programs and bonus or other benefit plans affecting executives other than our Named Executive Officers listed in the Summary Compensation Table ("NEOs"). The ECC is also responsible for evaluating risks posed by our compensation policies.

Compensation Committee Interlocks and Insider Participation

Messrs. Mayer, Moloney and Magid served on the ECC for all of fiscal year 2019. Each director who served on the ECC during 2019 is independent within the meaning of the NYSE’s director independence standards, as currently in effect. None of them either has been an officer or employee of the Company at any time or has had a relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K. None of our executive officers served during fiscal year 2019 on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officers served on our ECC.

Nominating And Corporate Governance Committee

The NCGC met six times in 2019. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board, anticipated openings and whether the addition of directors with particular experiences, skills or other characteristics would make the Board more effective. The NCGC seeks directors who possess integrity and other valuable character traits, broad experience, expertise in their field, capacity to understand our business, a willingness to devote adequate time to duties of the Board and the ability to make independent judgments using their diversity of experience. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board and if the potential nominee will satisfy the independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director's past attendance at meetings and participation in and contributions to the Board.

The NCGC considers diversity in the nominating process and recognizes the value of diverse opinions, perspectives, personal and professional experiences, and backgrounds. The NCGC believes that the judgment and perspectives offered by a diverse Board improves the quality of decision-making and has the potential to enhance the Company’s business performance. The NCGC also believes that diversity can help the Board to respond more effectively to the needs of the Company’s business partners, shareholders, employees, and other stakeholders.

Consideration of a nominee for the Board typically involves a series of internal discussions, review of a nominee's background and experience and interviews of the nominee. Our Board has also engaged a leading, nationally recognized director search firm, Spencer Stuart, to assist the NCGC in identifying, screening, and assessing the capabilities of potential director candidates. The NCGC seeks nominees who, taken together as a group, possess the skills, diversity, and expertise appropriate for maintaining a well-rounded and effective Board aligned with achievement of the Company’s business strategy and operations. The NCGC meets to consider and approve nominees, and makes its recommendations to the Board to fill a vacancy, add an additional member, or recommend a slate of nominees to the Board for nomination and election to the Board. Director nominees recommended by the NCGC for election at an annual meeting are subject to approval by the full Board.

The NCGC considers nominees recommended by shareholders. The NCGC evaluates nominees proposed by shareholders using the same criteria as other nominees. A shareholder’s written nomination should be mailed or delivered to Richard R. Cole, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the shareholder's name, address and number of shares of our Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee's principal occupation or employment and the number of shares of our Common Stock if any, owned by the nominee, together with a statement indicating the nominee's willingness to serve, if elected. To assist in the evaluation of nominees recommended by the shareholders, the NCGC may require the nominees to provide any additional information about themselves as the NCGC may determine appropriate or desirable, including information required to be disclosed in our Proxy Statement under the Exchange Act. To be considered by the NCGC for the slate recommended in the Proxy Statement for the 2021 annual meeting, shareholders must submit the name of the proposed nominee and the required information under our By-Laws to Dr. Cole between October 22, 2020 and November 20, 2020.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for certain committees of the Board. The corporate governance information can be found at www.lee.net by clicking on "About" and then "Governance".

We also post on our website our Annual Report, as filed with the SEC. The Annual Report can be found at www.lee.net by clicking on "Investors". We will also furnish, upon written request and without charge, a printed copy of the Annual Report to each person whose proxy is solicited and to each person representing that, as of the Record Date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, specifically:

•	The Board has adopted clear corporate governance policies, as reflected in our Corporate Governance Guidelines;

•	A majority of the Board is independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	All members of the Audit Committee, ECC and NCGC are independent;

•	The non-management directors have designated an independent Lead Director to chair their meetings and consult with our Chairman and our CEO regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct and Ethics applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer;

•	We have a hotline available to all employees and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

In 2019, we undertook a comprehensive review of our corporate governance practices in consultation with outside experts and advisors. In June 2019, we announced the following additional changes to our By-Laws to, and among other things:

•	provide for majority voting in uncontested director elections, instead of plurality voting;

•	provide for “proxy access” which allows a stockholder, or a group of up to 20 stockholders, owning at least three percent of the Company’s outstanding stock continuously for at least three years, to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to the greater of two directors or 20% of the Board, provided that the stockholders and nominees satisfy the requirements specified in the Second Amended and Restated Bylaws;

•	revise procedures and disclosure requirements for the nomination of directors and the submission of proposals for consideration at annual meetings of the stockholders of the Company, including, among other things, requiring that advance notice for stockholder proposals and director nominations be received between 120 days and 90 days prior to the anniversary of the immediately preceding annual meeting (the prior advance notice deadline was not later than the date fixed annually by the Board of Directors and set forth in the proxy statement for the preceding annual meeting, which historically was approximately 150 days prior to the anniversary of the immediately preceding annual meeting);

•	designate the Court of Chancery of the State of Delaware (or if such court lacks jurisdiction, any state court located within the State of Delaware or, if such state courts lack jurisdiction, the federal district court for the District of Delaware) as the sole and exclusive forum for certain legal actions, unless the Company consents in writing to the selection of an alternative forum;

•	allow for stockholder meetings by means of remote communication;

•	provide that the chairman of a stockholder meeting may adjourn any meeting of stockholders for any reason, whether or not there is a quorum present;

•	give the Board of Directors explicit authority to postpone or reschedule a stockholder meeting;

•	clarify the power of the Chairman of a stockholder meeting over the conduct of such meeting;

•	effectuate an election to be governed by Section 141(c)(2) of the Delaware General Corporation Law, which provides, among other things, greater flexibility with respect to the authority of committees of the Board of Directors;

•	clarify that vacancies on the Board of Directors may only be filled by the Board of Directors;

•	provide that special meetings of the Board of Directors may only be called by the Chairman or a majority of the directors, instead of by the Chairman or any two directors; and

•	make certain other administrative, modernizing, clarifying and conforming changes.

Interested parties may communicate with the Board, the non-management directors as a group, or our Lead Director by writing to Herbert W. Moloney III, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

We desire to compensate our directors in a manner that is comparable to compensation levels at companies in our peer group and companies of a similar size (see "Peer Group Information" under "Executive Compensation" below) and provides stock ownership. Peer group proxy statements are provided to the ECC with information on annual retainers and compensation for attendance at board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board for its approval. In 2019, the ECC also requested a comprehensive report on peer group director compensation from Korn Ferry, its independent consultant (the "Korn Ferry report").

In 2019, we paid all non-employee directors a $50,000 annual retainer. Our Lead Director received an additional annual retainer of $10,000. The chairmen of the Audit Committee and ECC each received a $10,000 annual retainer for serving as such and the Chairman of the NCGC received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting and $1,000 for each Board or committee telephonic meeting attended. Non-employee directors are also reimbursed for reasonable and customary business expenses incurred on our behalf.

Under our Director Stock Plan, in 2018, non-employee directors received an annual grant of 10,000 shares (which was subject to a cap on the fair market value of shares awarded equal to the $50,000 annual cash retainer). The Director Stock Plan was intended to encourage non-employee directors to increase their ownership of shares of our Common Stock and thereby align their interests more closely with the interests of our other shareholders. In addition, an objective of the Director Stock Plan has been to assist us in attracting and retaining non-employee directors of outstanding ability and in providing compensation opportunities which are competitive with those of other major corporations, as well as enabling such directors to participate in our long-term growth and financial success. Non-employee directors are required to hold their annual stock grant for a minimum of ten years, unless a director retires, resigns or dies while holding the position of director prior to satisfying this requirement.

In December 2019, upon the recommendation of the ECC after review and analysis of industry peer board compensation practices and the Korn Ferry report, as part of the Board's ongoing review of the Company's governance practices, the Board approved the following changes to the Board compensation program:

•	Elimination of all Board and committee meeting and membership fees;
•	Increase of the annual cash retainer to $100,000 in lieu of such fees;
•	Implementation of an annual cash retainer for the following committee chairs and Lead Director:
	• Lead Independent Director	$20,000
	• Audit and ECC	$15,000
	• NCGC	$10,000
•	Implementation of increased non-employee director stock ownership guidelines, as reflected in the Company Corporate Governance Guidelines;
•	Merger of the Director Stock Plan into, and amendment of the LTIP (as amended, the 2020 Plan); and
•	Annual restricted stock awards under the 2020 Plan to non-employee directors, with the 2020 stock award to be shares of Company common stock with a fair market value of $50,000 on June 1, 2020, subject to shareholder approval of the 2020 Plan.

U.S. TAX CONSEQUENCES FOR PARTICIPANTS

In general, non-employee directors will be considered to have earned ordinary income at the time of the awards of stock equal to the fair market value of the shares on the date awarded less the amount paid for the shares, if any, and Lee will receive a corresponding tax deduction equal to the amount of ordinary income by the non-employee director in the year in which the non-employee director recognizes such income. Thus, the deductible amount will equal the amount of taxable compensation received by the participants.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per day. None of our non-employee directors received compensation for consultative services in 2019.

The following table summarizes 2019 non-employee director compensation:

(Dollars)	Fees Earned or Paid in Cash	Value of Stock Awards	Total
		(1)
Richard R. Cole	78,000	24,000	102,000
Nancy S. Donovan	71,000	24,000	95,000
Leonard J. Elmore	70,000	24,000	94,000
Margaret R. Liberman(2)	13,184	20,100	33,284
Brent M. Magid	90,000	24,000	114,000
William E. Mayer	79,000	24,000	103,000
Herbert W. Moloney III	115,000	24,000	139,000
Gregory P. Schermer	76,000	24,000	100,000

(1)	All stock awards are fully vested on the grant date of June 1, 2018, subject to the holding period. Stock awards are granted at a price equal to the fair market value on the date of the grant.
(2)	Margaret R. Liberman was appointed to the Board on June 26, 2019.

The Board has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year under our Outside Directors Deferral Plan (Amended and Restated as of January 1, 2008). Amounts so deferred will be paid to the director upon his or her separation from service, death or disability, adjusted for any investment gains (or losses) thereon. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by us with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investment alternatives selected by the director.

None of our employees receives any compensation for serving as a director.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2019, except as set forth below, as to each person known by us to own beneficially more than 5% of our Common Stock.

Name and Address of Beneficial Owner		Title of Class	Shares of Common Stock	Percent of Class

Cannell Capital, LLC (1)	245 Meriwether Circle, Alta, WY 83414	Common Stock	4,574,597	7.9
Franklin Mutual Advisors, LLC (2)	101 John F. Kennedy Parkway, Short Hills, NJ 07078	Common Stock	4,357,198	7.5
Mudrick Capital Management, L.P.(3)	527 Madison Avenue, 6th Floor, New York, NY 10022	Common Stock	2,421,625	5.2

(1)	Information is based solely on a report on Form 13(g) filed with the SEC on November 26, 2019.

(2)	Information is based solely on a report on Form 13(f), filed with the SEC on November 14, 2019. Includes 1,110,000 shares of Common Stock that are issuable upon exercise of a warrant issued in connection with our refinancing in 2014 (the "Warrants"). The Warrants are exercisable by the reporting person at any time prior to expiration on March 31, 2022 at a strike price of $4.19 per share.

(3)	Represents 2,421,625 shares of Common Stock that are issuable upon exercise of Warrants. The Warrants are exercisable by the reporting person at any time prior to expiration on March 31, 2022 at a strike price of $4.19 per share.

The following table sets forth information as to our Common Stock beneficially owned as of November 30, 2019 by each director and nominee, each of the NEOs listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Beneficial Owner	Shares of Common Stock	Percent of Class

Nathan E. Bekke (1)	109,851	*
Richard R. Cole	106,000	*
Nancy S. Donovan	137,603	*
Leonard J. Elmore	105,693	*
Ray G. Farris (1)	106,151	*
Steven C. Fletcher	10,000	*
Mary E. Junck (1)	1,535,399	2.9%
Margaret R. Liberman	10,000	*
Brent M. Magid	100,200	*
William E. Mayer	121,979	*
Timothy R. Millage	43,086	*
Kevin D. Mowbray (1)	714,378	1.1%
Herbert W. Moloney III	116,000	*
Gregory P. Schermer (1) (2)	1,197,491	2.0%
All executive officers and directors as a group (18 persons) (1) (2) (4)	5,041,227	8.6%

  *    Less than one percent of the class.

(1)

The table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Bekke - 45,000; Mr. Farris - 16,000; Ms. Junck - 165,000; Mr. Mowbray - 135,800; and all executive officers and directors as a group - 368,050.

(2)

The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Schermer - 31,820 shares of Common Stock held by a trust for the benefit of his son, 27,820 shares of Common Stock held by a trust for the benefit of a daughter and 47,640 shares of Common Stock held by separate trusts for the benefit of two other daughters as to which Mr. Schermer shares voting and investment authority.

(3)	None of the shares shown in the table as beneficially owned by directors and executive officers is hedged or pledged as security for any obligation.
(4)	No shares were owned by David T. Pearson as of November 30, 2019.

Equity Compensation Plan Information

Information as of September 29, 2019 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Dollars) (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares in column A)
	(1)		(2) (3)
Equity compensation plans approved by shareholders	808,750	1.82	2,275,229

(1)	LTIP.
(2)	Includes the number of securities remaining available for future issuance under our LTIP, our ESPP and our SPP. The ESPP and SPP have not been active since 2008 and include a total of 278,821 shares.
(3)

Those securities not issued as a result of cancellation, forfeiture or surrender of previously outstanding options or adjustment of target restricted stock awards remain available for issuance, at the discretion of the ECC, under the LTIP.  Such shares are excluded from the total presented as the amount cannot be ascertained. Unvested restricted stock awards are not included in the number of shares presented as they are no longer available for future issuance once granted.

Additional information is set forth under the captions "Grants of Plan-Based Awards", "Outstanding Equity Awards at September 29, 2019" and "Option Exercises and Stock Vested".

EXECUTIVE COMPENSATION

References to "we," "our" or "us" under "Executive Compensation" refer to the ECC.

Compensation Discussion And Analysis

The compensation discussion and analysis that follow describes the Company's executive compensation program, the various elements and objectives of the program and the compensation related decisions made in fiscal year 2019 with respect to the Company's Named Executive Officers ("NEO").

2019 Corporate Performance Assessment

In 2019, the Company continued to grow digital revenue, managed print revenue in a difficult environment, controlled costs and significantly reduced debt. Significant results for the year included the following:

•	Total revenue was $509.9 million in 2019 compared to $544.0 million in the year prior. On a same property basis, revenue decreased 6.1%.
•

Total digital revenue was $144.6 million and increased 4.3% on a same property basis in 2019. Digital advertising revenue on a same property basis increased 4.6%, digital-only subscription revenue increased 43.3% and digital services revenue, which is predominantly TownNews, increased 15.8%.

•	Revenue from the management agreement with BH Media Group totaled $12.6 million, compared to $1.3 million a year ago.
•	Net income totaled $15.9 million and Pro-forma Adjusted EBITDA(1) totaled $134.7 million.
•	Debt was reduced $41.2 million in 2019 and leverage, net of cash was 3.6x at September 29, 2019.
•	Monthly visits to Lee mobile, tablet, desktop and app sites averaged 73.9 million, and page views per visit, one metric we use to monitor engagement, increased 10.2%.
(1)

Pro-forma Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) financial measures. See Appendix A for definitions and a reconciliation of Pro-forma Adjusted EBITDA to its closest available GAAP measure.

The Named Executive Officers

The Company's NEOs include the principal executive officer, the principal financial officer and the three other most highly compensated executive officers who were serving as executive officers at September 29, 2019. In 2019, the NEOs were:

Mary E. Junck	Chairman
Kevin D. Mowbray	President and Chief Executive Officer
Timothy R. Millage	Vice President, Chief Financial Officer & Treasurer
Nathan E. Bekke	Vice President - Consumer Sales & Marketing
Ray G. Farris	Vice President - Group Publisher

Executive Officers

Name	Offices or Positions to be Held	Biographical Information
Mary E. Junck	Chairman

Ms. Junck, age 72, was elected Executive Chairman of the Company in February 2016 and elected Chairman in February 2019. From 2002 to 2016, Ms. Junck served as President and Chief Executive Officer of the Company. Ms. Junck was first elected to the Board of Directors of the Company in 1999 and became President in 2000, Chief Executive Officer in 2001 and Chairman in January 2002. Prior to joining the Company, she held senior executive positions at the former Times Mirror Company and The Baltimore Sun.

Kevin D. Mowbray	President and Chief Executive Officer

Mr. Mowbray, age 57, has been President and Chief Executive Officer since February 2016. Previously, Mr. Mowbray held the titles of Executive Vice President and Chief Operating Officer from April 2015 to February 2016, Vice President and Chief Operating Officer from May 2013 to April 2015, Publisher of the St. Louis Post-Dispatch from 2006 to May 2013, and Vice President - Publishing from 2004 to May 2013. Mr. Mowbray joined the Company in 1986, and served in several positions in the Company’s sales and marketing and newspaper management functions, including as Vice President for Sales and Marketing and General Manager, the Missoulian.

Timothy R. Millage	Vice President - Chief Financial Officer and Treasurer

Mr. Millage, age 39, has been Vice President, Chief Financial Officer and Treasurer since August 2018. Mr. Millage served as the corporate controller of the Company from 2012 to 2018. Prior to joining the Company, Mr. Millage served as an audit manager with Deloitte, LLP and worked for multinational clients in various industries.

Joseph J. Battistoni	Vice President - Local Advertising

Mr. Battistoni, age 36, was appointed Vice President - Local Advertising in November 2019. From February 2018 to November 2019, he served as General Manager and Vice President - Sales and Marketing for The Times Media Company. From October 2015 to February 2018, he served as Vice President of Sales and Marketing. From March 2014 to October 2015, he served as Digital Advertising Director.

Nathan E. Bekke	Vice President - Consumer Sales & Marketing

Mr. Bekke, age 50, has been Vice President - Consumer Sales and Marketing since February 2015. Previously, Mr. Bekke served as Publisher of the Casper Star-Tribune, a Company newspaper, from 2003 to February 2015. Mr. Bekke joined the Company in 1988, and served in several positions in the Company’s sales and marketing function, including as director of sales and marketing at Billings Gazette and the Independent Record.

Ray G. Farris	Vice President - Group Publisher

Mr. Farris, age 63, has been Vice President - Group Publisher since December 2018. Previously, Mr. Farris held the titles of President and Publisher of the St. Louis Post-Dispatch from May 2013 to December 2018, General Manager and Vice President of Sales of the St. Louis Post-Dispatch from August 2010 to May 2013, and Vice President of Classified Advertising of the St. Louis Post-Dispatch from October 2006 to August 2010.

James A. Green	Vice President - Digital

Mr. Green, age 53, has been Vice President - Digital since March 2013. Prior to joining the Company, Mr. Green held the titles of Executive Vice President and General Manager and Chief Marketing Officer of Travidia, Inc., a developer of newspaper digital shopping media and marketing programs, from 2004 to March 2013.

John M. Humenik	Vice President - News

Mr. Humenik, age 56, has been Vice President - News since February 2015. Previously, Mr. Humenik served as president and publisher of the Wisconsin State Journal and president of Madison Newspapers Inc., a position he has held since 2013. Mr. Humenik served as publisher and editor of the Arizona Daily Star from 2005 to 2010 and additionally served as president of Tucson Newspapers Inc. until 2013.

Elements Of Compensation

Our compensation program reinforces the key drivers of success in the Company's business. Our financial emphasis is on revenue and operating cash flow. We believe these two measures are key measures of long and short-term success in our industry. Compensation for our NEOs includes the following:

•	Salaries;

•	Annual cash incentives which are based, to a large extent, on annual performance of the Company and the operations the individual manages;

•	Discretionary cash bonus awards in those circumstances where we believe exceptional performance is not adequately rewarded under our annual cash incentive compensation program;

•	Long-term equity incentives in the form of stock options or restricted Common Stock awards that fully vest three years after grant; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

Our annual cash incentive program places a portion of NEO compensation at risk, based on performance criteria. In addition, stock options, when granted, are inherently performance-based because an option only has value if the stock price rises after the option is granted. In some instances, we also make restricted Common Stock awards conditioned on the achievement of one or more specified performance goals under our Incentive Compensation Program.

Objectives Of Our Compensation Program

We intend for the Company to be an employer of choice, both in our industry and in the communities it serves. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward our executives for their contributions to the Company's success;

•	Create an ownership mentality in our executives;

•	Permit us to recruit the talent we need;

•	Pay our executives at comparable levels with organizations with which the Company competes for talent; and

•	Encourage our top performers to remain with the Company.

Our core compensation philosophy is to pay executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business and financial objectives. While comparisons to compensation levels at companies in the peer group (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve the compensation objectives outlined above.

In implementing this philosophy, we have analyzed the relationship between the CEO's total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes not only base salary and bonus, but also the grant date fair value of equity awards (as well as accumulated realized and unrealized equity gains), all perquisites and payment amounts upon a change of control. The Company's Human Resources Department accumulates the internal pay equity information under our direction.

When making compensation decisions, we have also benchmarked the compensation of the Executive Chairman, CEO and other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be industry peers. We believe, however, that a benchmark should be one point of reference for measurement, but not the sole determinative factor for executive compensation. The purpose of the comparison is not to supplant the analysis of internal pay equity, wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, we may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Peer Group Information

We use market data for context and a frame of reference for decision-making, but it is not the sole source of information from which compensation is determined. We target the median of the market to establish the total compensation opportunity. We determine the market for the NEO positions to be comparable publicly traded publishing companies.

We review the composition of the peer group annually to ensure that companies are relevant for comparative purposes. We factor in the relative size of these companies because size of the company generally correlates with compensation paid. We believe that the current group of companies noted below is representative of the sector in which the Company operates, and the group was chosen because of each company's relative position in the media sector, its relative size as measured by market capitalization and the relative complexity of the business and the CEO's role and responsibilities.

These companies currently are:

•	A.H. Belo Corporation;
•	Gannett Co., Inc.;
•	The McClatchy Company;
•	Meredith Corp.;
•	The New York Times Company;
•	Sinclair Broadcast Group Inc.; and
•	Tribune, Inc.

The Company's Human Resources Department provides us with compensation data obtained from the proxy statements of each of these companies. We also utilize compensation data compiled by Equilar, Inc.

We use outside compensation consultants from time to time to advise us on specific issues.

How We Determine The Amount Of Compensation

The Company's By-Laws provide that the Board has the sole authority to determine the compensation of all officers of the Company who are elected or appointed by the Board. The Board has, by adoption of our charter, delegated that authority to us. In addition, the LTIP approved by the shareholders gives us the sole authority to establish equity awards for executive officers.

The CEO, working primarily with the Company's Vice President - Human Resources & Legal, recommends all elements of compensation for all executive officers other than the CEO and we determine it. We determine Executive Chairman (and, since February 2019, Chairman) and CEO compensation without management input, other than the analysis of compensation for such positions obtained from the peer publishing companies' proxy statements and other information obtained by the Human Resources Department at our request from independent sources.

When making compensation decisions, we analyze compensation summaries prepared for each of the NEOs. These summaries are prepared by the Human Resources Department. Each summary presents the dollar amount of each component of the NEO's compensation, including current cash compensation (base salary and incentives), equity awards, retirement benefits and any other compensation. These summaries reflect the annual compensation for the NEOs (both target and actual). Potential payments upon termination of employment involving a change of control and long-term incentives accumulated by the NEOs are also reviewed.

Say-On-Pay Proposals

At our 2017 annual meeting, we conducted a non-binding advisory vote of the shareholders on the frequency of advisory votes on the Company's compensation of its named executive officers (the "say-on-frequency" vote). Of the 42,730,009 shares represented at the meeting, a plurality of approximately 41.0% of the shares represented at the meeting were voted in favor of a one-year frequency vote; 25.2% of such shares were voted in favor of a three-year frequency for such votes; and due to broker non-votes, approximately 32.8% of the shares represented at the meeting were not voted in favor of any alternative.

Due to the inconclusive nature of the advisory voting results, the ECC considered several factors in making its determination regarding the frequency of advisory shareholder votes on the Company’s executive compensation program.

•

In 2011, 2014 and 2017, the shareholders recommended, on an advisory basis, the approval of the compensation philosophy, policies and procedures employed by the ECC, substantially as described herein (the "say-on-pay" vote).

•	In 2011, 2014 and 2017, 93.6%, 95.8% and 95.4% of the votes cast were voted in favor of the say-on-pay proposal, respectively.

•	Shareholder engagement and feedback findings do not indicate any concerns with the Company’s executive compensation program.

•	Shareholders who have concerns about executive compensation during the interval between “say-on-pay” votes are welcome to bring their specific concerns to the attention of the Board and the ECC.

Consistent with the recommendation of the Board of Directors of the Company as set forth in the Company's proxy statement for its 2017 annual meeting, the Board of Directors determined, after consideration, to continue holding an advisory shareholder vote on the compensation of the Company's named executive officers every three years. This policy will remain in effect until the next “say-on-frequency” advisory vote regarding the compensation of the Company's named executive officers at the 2023 annual meeting. The next scheduled “say-on-pay” advisory vote related to executive compensation matters will be conducted at this annual meeting.

Salary

We compare NEO salaries to those paid to executives at the peer companies noted above and to other national survey data. Actual salaries are influenced by what other companies pay their executives, but are primarily determined by the executive officer's responsibilities, experience and demonstrated performance. If comparable data is not available, we use internal compensation equity to evaluate the executive officer's responsibilities.

In order to implement our philosophy for the executive officers, our goal is to pay between 90 and 110% of competitive levels of base salary and annual incentives.

Annual Cash Incentive Plan For Named Executive Officers Other Than The Executive Chairman and CEO

Annual cash incentives are designed to support our objective of delivering positive annual operating results. In order to achieve competitive annual incentive targets, our goal is to set bonus targets at levels where we can expect the executive to receive a competitive incentive payment six out of ten years - in two out of ten years payments received would exceed competitive levels, and in two out of ten years, payments would be lower than competitive levels.

The 2019 incentive plan for NEOs other than the CEO was based primarily upon achievement of Pro-forma Adjusted EBITDA (as defined below, "Pro-forma Adjusted EBITDA") and, potentially, Total Revenue of the Company and, if applicable, for enterprises for which the NEO is responsible, both relative to the current year operating plan ("Budget"). The Budget is approved annually by the Board. We have limited the NEOs' performance measures to Pro-forma Adjusted EBITDA and Total Revenue in order to focus on cash flow and the related debt reduction to enhance shareholder value. Achievement of the minimum level of performance also required that cash cost reduction goals be achieved.

Based on the Company's performance, in 2019, a participant was eligible to earn as a cash incentive bonus from 0% up to 100% of the financial target, which equates to 0% to 50% of the base salary for Mr. Bekke, Mr. Farris and Mr. Millage and 0% to 25% of the base salary of the other executive officers. A decline in Pro-forma Adjusted EBITDA from the Budget of more than 5% would result in no payment of an annual cash incentive. For certain executive officers, achievement of the Pro-forma Adjusted EBITDA, Subscription Revenue and Total Revenue targets in the Budget as well as Controllable Retail Revenue and Total Digital Revenue performance of 103% or greater would result in payment of up to 250% of the financial target. A tiered grid was used to determine results between the minimum and maximum, interpolating within each tier.

Financial Performance

Pro-forma Adjusted EBITDA is defined as net income (loss), plus income tax expense (benefit), plus non-operating expenses, net, depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, and our 100% share of EBITDA from TNI Partners ("TNI") and Madison Newspapers ("MNI"), minus EBITDA acquired and equity in earnings of TNI and MNI. Prior to 2017, we referred to Pro-forma Adjusted EBITDA as "operating cash flow" in our Program performance goals.

Pro-forma Adjusted EBITDA is a non-GAAP financial measure. See Appendix A for a reconciliation of Pro-forma Adjusted EBITDA to the closest related GAAP measure.

Annual Cash Incentive Plan For The Executive Chairman and CEO

Based on the Company's performance, in 2019 Ms. Junck and Mr. Mowbray were eligible to earn from 0% up to 100% of the financial bonus target, which equates to 0% to 100% of their respective base salaries, as a cash incentive bonus. In the case of Ms. Junck, her 2019 financial bonus target was prorated for the 7-month period of service as Executive Chairman. A decline in Pro-forma Adjusted EBITDA from the Budget of more than 5% would result in no payment of an annual cash incentive. Achievement of the Pro-forma Adjusted EBITDA target in the Budget would result in payment of 100% of the financial target. A tiered grid was used to determine results between the minimum and maximum, interpolating within each tier. For 2019, the Company achieved Pro-forma Adjusted EBITDA of 95.1% of the target, which resulted in an earned cash bonus of 51.3% of the target.

Discretionary Bonuses

From time to time, we also develop special incentive programs and approve the CEO's recommendation of discretionary bonuses to the NEOs (excluding the Executive Chairman and CEO), and may approve discretionary bonus awards to the Executive Chairman and CEO, based on exceptional performance.

2019 annual cash incentive plan and other bonus payments are summarized as follows:

(Dollars)	Annual Incentive Plan	Annual Discretionary Awards	Total

Mary E. Junck
Award	122,960	—	122,960
Target	239,583
Kevin D. Mowbray
Award	449,090	—	449,090
Target	875,000
Timothy R. Millage
Award	96,230	—	96,230
Target	187,500
Nathan E. Bekke
Award	124,510	—	124,510
Target	200,000
Ray G. Farris
Award	269,820	—	269,820
Target	245,000

1990 Long-Term Incentive Plan Awards

The LTIP authorizes us to grant a mixture of restricted Common Stock ("Stock Awards"), non-qualified stock options and incentive stock options. Annual grant targets as a percentage of base salary for the NEOs other than the Executive Chairman and CEO, historically range from 10% to 50%. The LTIP is designed to promote long-term ownership of the Company's Common Stock as a component of our overall compensation program, as noted above.

Stock Awards for NEOs other than the Executive Chairman and CEO are recommended based on performance as evaluated by the CEO and approved by the ECC. The CEO's recommendation for each NEO is based on his assessment of the NEO's contribution to the financial performance of the Company in future years. Executive Chairman and CEO grants are determined as described below. Stock Awards generally vest 100% after a three-year period. There is no partial vesting. The executive must remain an employee for three years after the grant date for the Stock Award to vest, unless otherwise approved by the ECC or an executive retires at or after his or her Normal Retirement Date, as defined in the LTIP. Ms. Junck retired after her Normal Retirement Date at the end of 2019, and under the terms of the LTIP, her unvested restricted stock awards vested on that date.

Options, when granted, have a term of ten years and vest over a three-year period. After both the first and second years, 30% is vested. After the third year, the remaining 40% is vested. Ten years from the grant date, the ability to exercise any unexercised options expires.

1990 Long-Term Incentive Plan Awards For The Executive Chairman and CEO

In 2019, Stock Awards were made to the Executive Chairman and CEO under the Incentive Compensation Program. See "Grants of Plan-Based Awards” below.

We have reserved the right to modify the amount of grants from year to year based on our evaluation of the Executive Chairman's and CEO's performance; to modify the performance measures from year to year; and to make discretionary equity awards in addition to, or in lieu of, awards under our Incentive Compensation Program and the LTIP.

Valuation Of Equity Awards

The accounting value of equity awards is charged to expense over the vesting period of the equity award. The accounting value of equity awards to NEOs is summarized below:

(Dollars)	Total Accounting Value of 2019 Grants	Accounting Charge Recorded in 2019 for 2019 Grants	Accounting Charge Recorded in 2019 for 2018, 2017 and 2016 Grants	Accounting Charge to be Recorded in 2020-2022 for 2019 Grants

Mary E. Junck	436,000	436,000	654,843	—
Kevin D. Mowbray	490,500	133,244	233,378	357,256
Timothy R. Millage	60,604	16,463	11,719	44,141
Nathan E. Bekke	54,936	14,924	49,449	40,012
Ray G. Farris	68,670	18,654	48,810	50,016

Primary Benefits

Benefits are part of a competitive compensation package to attract and retain employees, including executives. The NEOs participate in the same benefit plans as the Company's salaried employees, many of which require the employees to share in the cost of such programs. NEOs may elect not to participate in the Company's benefit programs. Benefits include:

•	Health insurance, including prescription drug coverage;
•	Dental insurance;
•	Vision insurance;
•	Life insurance coverage in the event of the employee's death;
•	Accidental death and dismemberment insurance;
•	Short-term disability insurance;
•	Long-term disability insurance for a disability lasting longer than five months;
•	Retirement Account Plan; and
•	Non-Qualified Plan.

Retirement Plans

The Retirement Account Plan and Non-Qualified Plan (the "Plans") are defined contribution plans. In 2019, under the Plans the Company matched, upon eligibility, 40% of employee contributions up to the first 5% of employee compensation. Company and employee contributions are allocated to investment options under the Plans selected by the employee, and the total amount is paid following retirement or termination of employment. Company contributions fully vest under the Plans after six years of service. Employee contributions are vested immediately. Amounts contributed by the Company credited under the Plans to the accounts of the NEOs are listed in the Summary Compensation Table under "All Other Compensation". The Non-Qualified Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner.

Other Benefits

The only additional benefits the NEOs are eligible to receive are explained below. No NEO received benefits described below with a value of $10,000 or more in 2019.

Connectivity

NEOs are reimbursed for the cost of a home computer and/or internet access at their primary residence. NEOs also may use mobile or other digital devices provided by the Company. This program benefits the Company by providing the executive with access to its systems, digital products and communications during non-business hours.

Membership Dues

NEOs are reimbursed for the annual dues of one social membership to a club of the executive's choice. This program benefits the Company by providing a place for the NEO to entertain and hold meetings with customers, prospective customers, community leaders and employees.

Other

NEOs are reimbursed for reasonable and customary business expenses incurred on the Company's behalf. The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such reimbursements and matching contributions are not considered income to the NEO and are excluded from the Summary Compensation Table below.

We only allow use of aircraft chartered by the Company for trips related to the Company's business.

We do not provide tax reimbursements to employees, except for reimbursement of certain relocation costs.

Risk Management And Executive Compensation

Our executive compensation program does not provide an incentive for excessive risk-taking for the following reasons:

•	Base salary is a fixed amount;

•	Annual cash incentives are limited and based on achievement of a plan approved by the Board;

•	Stock awards are limited in amount and vest over a three-year period; and

•	All awards are subject to our final approval.

We performed an assessment to determine whether the risks arising from our 2019 compensation policies and practices are likely to have a material impact on the Company. Our assessment reviewed material elements of executive and non-executive compensation. We concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company.

* * * *

Executive Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Proxy Statement relating to the Annual Meeting and in the Company's Annual Report on Form 10-K for the year ended September 29, 2019.

The Executive Compensation Committee

Herbert W. Moloney III, Chairman

Brent M. Magid

William E. Mayer

Summary Compensation Table

The following table summarizes the 2019, 2018 and 2017 compensation of the NEOs:

(Dollars)	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
			(1)	(1)	(2)	(3) (4)
Mary E. Junck(5)	2019	385,417	436,000	—	122,960	15,528	959,905
Executive Chairman	2018	575,000	470,000	—	391,000	19,728	1,455,728
	2017	575,000	670,000	—	725,000	29,104	1,999,104

Kevin D. Mowbray	2019	875,000	490,500	—	449,090	28,210	1,842,800
President and Chief Executive Officer	2018	787,500	—	—	535,000	28,975	1,351,475
	2017	737,500	719,178	—	737,500	23,148	2,217,326

Timothy R. Millage(6)	2019	375,000	60,604	—	96,230	9,676	541,510
Vice President, Chief Financial Officer and Treasurer	2018	229,167	17,250	—	108,780	5,400	360,597
	2017	—	—	—	—	—	—

Nathan E. Bekke	2019	385,000	54,936	—	124,510	9,700	589,146
Vice President - Consumer Sales and Marketing	2018	340,000	49,450	—	63,160	5,667	458,277
	2017	326,250	93,800	—	85,050	12,647	517,747

Ray G. Farris(6)	2019	490,000	68,670	—	269,820	13,731	842,221
Vice President, Group Publisher	2018	—	—	—	—	—	—
	2017	—	—	—	—	—	—

(1)

Stock and option awards are granted at a price equal to the fair market value on the date of grant. Information with respect to stock awards granted to the NEOs is reflected in “Outstanding Equity Awards at September 29, 2019” below.

(2)	Includes discretionary amounts paid under the annual cash incentive plan.

(3)	Includes matching contributions made to the Company's Retirement Account Plan and Non-Qualified Plan during the year. To the extent qualifying compensation was not received during the year, such as certain non-equity incentive plan compensation, the related matching contribution may be reported in a subsequent year.

(4)	The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such matching contributions are not considered compensation of the NEO.

(5)	Includes $145,833 for services as Chairman from February 2019 - September 2019.

(6)	Mr. Millage was not an NEO in 2017. Mr. Farris was not an NEO in 2018 or 2017.

The Compensation Disclosure and Analysis above more fully describes our executive compensation program and the decisions made by the ECC.

Grants Of Plan-Based Awards

The following table summarizes information related to 2019 grants of equity compensation under the LTIP and the Incentive Compensation Program for the CEO, and under the LTIP for the other NEOs.

(Dollars, Except Share Data)	2019 Grant Date	All Other Stock Awards: Number of Shares of Stock	2019 Grant Date Fair Value of Stock Awards

Mary E. Junck	12/7/2018	200,000	436,000
Kevin D. Mowbray	12/7/2018	225,000	490,500
Timothy R. Millage	12/7/2018	27,800	60,604
Nathan E. Bekke	12/7/2018	25,200	54,936
Ray G. Farris	12/7/2018	31,500	68,670

In 2019, grants to the NEOs were reported in timely filings with the SEC. Due to ECC practices, Stock Awards for the Chairman and CEO related to 2019 performance were granted in December 2019, which is the Company’s fiscal year 2020. Those Stock Awards were also reported in timely filings with the SEC.

Outstanding Equity Awards At September 29, 2019

The following table summarizes outstanding equity awards to the NEOs as of September 29, 2019:

(Dollars, Except Share Data)	Number of Securities Underlying Unexercised Options		Option Awards		Restricted Common Stock Awards
	Exercisable	Unexercisable	Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
		(1)				(2)
Mary E. Junck
2011 Options	165,000	—	2.57	9/28/2020
Kevin D. Mowbray
2019 Stock Award					225,000	459,000
2017 Stock Award					214,680	437,947
2016 Stock Award					135,320	276,053
2012 Options	80,000	—	1.13	4/30/2022
2011 Options	55,800	—	2.57	9/28/2020
Timothy R. Millage
2019 Stock Award					27,800	56,712
2018 Stock Award					7,500	15,300
2017 Stock Award					5,000	10,200
Nathan E. Bekke
2019 Stock Award					25,200	51,408
2018 Stock Award					21,500	43,860
2017 Stock Award					28,000	57,120
2012 Options	20,000	—	1.13	4/30/2022
2011 Options	15,000	—	2.57	9/28/2020
Ray G. Farris
2019 Stock Award					31,500	64,260
2018 Stock Award					35,500	72,420
2017 Stock Award					18,500	37,740
2012 Options	8,000	—	1.13	4/30/2022
2011 Options	8,000	—	2.57	9/28/2020

(1)

Options, which have a term of ten years, vest over a three year period. In the first year, 30% is vested. In the second year, an additional 30% is vested. In the third year, the remaining 40% is vested. Reload options, if any, vest one year from the date of the grant and have a term equal to the remaining term of the options exercised.

(2)	Based on closing market price of $2.65 on September 29, 2019.

Option Exercises And Stock Vested

The following table summarizes information related to vesting of restricted Common Stock of the NEOs in 2019:

	Restricted Common Stock
(Dollars, Except Share Data)	Number of Shares Acquired on Vesting	Value Realized on Vesting

Mary E. Junck	400,000	828,000
Kevin D. Mowbray	60,000	124,200
Timothy R. Millage	4,000	8,280
Nathan E. Bekke	17,500	36,225
Ray G. Farris	10,000	20,700

Non-Qualified Deferred Compensation

The following table summarizes information related to 2019 activity in the Non-Qualified Plan for the NEOs.

(Dollars)	NEO Contributions	Company Contributions	Aggregate Earnings	Distributions	Aggregate Balance at September 30, 2019
	(1)	(2)	(3)		(4)
Mary E. Junck	65,558	10,695	94,400	—	2,326,098
Kevin D. Mowbray	56,525	22,610	7,744	—	381,542
Timothy R. Millage	5,397	2,159	329	—	7,885
Nathan E. Bekke	9,250	3,700	3,323	—	27,376
Ray G. Farris	—	—	—	—	—

(1)	Amounts included in total compensation in the Summary Compensation Table under “Salary”.
(2)	Amounts included in total compensation in the Summary Compensation Table under “All Other Compensation”.
(3)	Earnings are based on the performance of investments selected by the NEO.
(4)	Amounts include compensation to the NEO in the form of Company contributions prior to 2019.

For those NEOs continuing to participate in the Non-Qualified Plan in 2019 and thereafter, withdrawals are permitted following termination of employment. Employee contributions are limited to 45% of salary and bonus compensation. See “Primary Benefits” above for additional information with regard to the Non-Qualified Plan.

Change Of Control, Employment And Other Agreements

In 2015, we entered into amended and restated employment agreements between the Company and eight senior executive officers, including all of our NEOs, with the exception of Messrs. Farris, Humenik and Millage, who entered into such agreements in 2018. The employment agreements entitle these executives to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. We approved the new agreements because we believe they better align our agreements with general industry change of control employment agreements.

A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company's Board and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company. The new agreements superseded agreements originally entered into in 1998 and amended and restated in 2008, and provide substantially lower benefits upon a change of control.

Absent a change of control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for two years from the date of signature. On each annual anniversary date of the agreements (each a “Renewal Date”), the change of control period will be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company gives notice to the executive that the change of control period will not be extended.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an executive's employment is terminated as a consequence of such event.

•	The agreements provide that each executive is to remain an employee for a two-year period following a change of control of the Company unless the executive resigns for good reason or is terminated for cause, each as defined in the agreement.

Under the agreements, a termination pursuant to the terms of the change of control agreement triggers the following compensation and benefits for the executives:

Employment Period Benefits

 During the two-year employment period, the executives are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 75 days following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company's incentive, savings, retirement and welfare benefit plans; and

•	Payment of expenses and fringe benefits (including office and support staff, tax and financial planning services, applicable club dues and use of an automobile and related expenses) to the extent paid or provided to such executive immediately prior to the change of control or to other peer executives of the Company.

Benefits Upon Termination

If the executive's employment is terminated during the two-year employment period other than for cause, death or disability, or the executive terminates employment for good reason, the executive will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A lump sum severance payment equal to the amount corresponding to the executive's title set forth in the following table:
•	CEO	3x annual base salary and highest recent annual bonus
•	Vice Presidents	1x annual base salary and highest recent annual bonus

•

A payment equal to the payment multiple above of the Company's average annual contributions on behalf of the executive under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination;

•	Any legal fees and expenses incurred by the executive in asserting legal rights in connection with the agreement; and

•	Continued welfare benefits for the period equal to the multiple of their base salary payable plus certain outplacement services.

Under the agreements, termination for cause means termination of the executive's employment due to the (1) willful and continued failure of the executive to perform substantially the executive's duties with the Company or one of its affiliates, or (2) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or a relocation of office, as described in the agreement.

Excise Tax Cap on Payments

To reduce the impact of any excise tax imposed on the executive related to the change of control, the agreements also require the Company to cap the overall value of payments if such reduction results in a larger net after-tax payment than would result if such payments were not capped and subject to an excise tax.

Other Provisions

For a period of one year after the agreements become effective, the executives are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•	Soliciting the employees of the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the executives execute a release of claims in favor of the Company and its affiliates.

Acquirer's Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company's obligations under the agreements.

Equity Awards

The Company's LTIP was amended to provide that, if a change of control occurs, for early vesting and exercise and issuance or payment will be subject to a "double-trigger" for the following awards to executives (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Generally, vesting and payment will not occur if replacement awards equal in value and vesting terms are granted to the affected executive in connection with the change of control, unless the executive is thereafter terminated within the specified protection period.

Potential Payments Upon Termination Or Change Of Control

The following summarizes information as of September 29, 2019 related to estimated potential cash payments upon a change of control to the NEOs. Amounts in the table do not reflect income tax benefits that may be realized by the Company. The estimated payments also make assumptions as to whether certain discretionary bonus payments made to NEOs are qualifying annual incentive plan payments under the agreements.

(Dollars)	Estimated Net Present Value of Change of Control Severance and Benefits

Kevin D. Mowbray	7,328,740
Ray G. Farris	1,215,028
Timothy R. Millage	1,037,490
Nathan E. Bekke	1,008,814

CEO Pay Ratio

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the CEO. The Company’s CEO is Mr. Mowbray. For fiscal year ended September 29, 2019, the annual total compensation for the median employee of the Company, other than our CEO, was $38,739 and the annual total compensation of our CEO was $1,842,800. Based on this information, for fiscal year 2019 the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 48 to 1. Due to the flexibility afforded by the rules of the SEC in calculating the pay ratio amount, the ratio we calculated may not be comparable to the CEO pay ratio presented by other companies.

We identified our median employee from among our employees as of September 30, 2018, the last day of our previous fiscal year. Pursuant to the SEC rules, we elected to utilize the previously identified median employee as we do not believe there has been a change in our employee population or compensation arrangements which would significantly change the median employee compensation since the prior year. In the absence of such changes, we will re-identify our median employee for the year ending September 27, 2021. To identify our median employee in 2018, we used a “total cash compensation” measure consisting of: (i) fiscal year 2018 annual base pay (salary or gross wages for hourly employees including paid time off), (ii) bonuses and cash incentives paid during the year, and (iii) employer matching contributions to employee retirement plans. Certain annualizing adjustments were made for permanent full-time employees that were employed for less than one-year, such as newly hired employees and those on unpaid leave of absence during the period, pursuant to applicable SEC rules. No employees were excluded from the list, other than Mr. Mowbray. Certain components of pay, such as stock awards and other cash and non-cash fringe benefits, were excluded as they were not meaningful in determining the median employee. Compensation amounts were determined from our human resources and payroll systems of record.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director and officer and certain 5% or greater shareholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of our Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though we have no written policy, it is the practice of our Audit Committee to approve such transactions only if it deems them to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors, including our rationale for entering into a related-person transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of four directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board has established a written charter for the Audit Committee.

The Audit Committee held 6 meetings in 2019. The meetings were designed to facilitate and encourage private communication among the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, and the effectiveness of our internal control over financial reporting. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended September 29, 2019, including any applicable amendments thereto.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T regarding "Communications with Audit Committees". The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding "Independence Discussions with Audit Committees". This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee

Brent M. Magid, Chairman

Nancy S. Donovan

Leonard J. Elmore

Herbert W. Moloney III

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. Our Board has determined that Mr. Magid meets the requirements of an audit committee financial expert, as defined by the SEC, and that all Audit Committee members are financially literate and meet the NYSE's definition of an independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has served as our independent registered public accounting firm since 2008. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

For 2019 and 2018, KPMG performed the following professional services and received, or will receive, fees in the amounts indicated.

(Dollars)	2019	2018

Audit fees	1,000,000	1,048,000
Audit-related fees	99,000	25,000
Tax Fees	—	—
All Other Fees	—	—
	1,099,000	1,073,000

Services Provided By KPMG

All services rendered by KPMG are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services related to the fees listed in the above table in accordance with our Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants ("Policy"). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to KPMG for services are disclosed in the table above under the categories described below, as applicable.

Audit Fees - Fees for professional services for the audit of our Consolidated Financial Statements, review of financial statements included in our quarterly Form 10-Q filings, attestation reporting on the effectiveness of our internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, preparation of comfort letters related to financing or other transactions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees - Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance and tax work stemming from audit-related matters. We also engage the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent KPMG is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees - Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm's core work, which is the audit of our Consolidated Financial Statements.

The Audit Committee has designated KPMG as its independent registered public accounting firm for purposes of auditing our Consolidated Financial Statements for the year ending September 29, 2019.

* * * *

The Executive Compensation Committee Report and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 ("Securities Act") or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established and we are required to disclose in our Proxy Statement any failure to file by these dates in 2019.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers and directors were satisfied with two exceptions. Due to an administrative error by the Company in timely reporting the issuance of Ms. Liberman's initial stock grant as a non-employee director, Ms. Liberman had a late filing on Form 4. Also, due to an administrative error by the Company in processing tax withholding upon the vesting of Ms. Junck's awards on her retirement date, Ms. Junck had a late filing on Form 4.

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

Pro-forma Adjusted EBITDA of the Company is a non-GAAP (Generally Accepted Accounting Principles) financial measure. No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance.

The table below reconciles 2019 Pro-forma Adjusted EBITDA to net income, the most directly comparable measure under GAAP.

(Thousands of Dollars)	Amount

Net Income	15,909
Adjusted to exclude
Income tax expense (benefit)	7,931
Non-operating expenses, net	50,889
Equity in earnings of TNI and MNI	(7,121)
Assets loss (gain) on sales, impairments and other	2,464
Depreciation and amortization	29,332
Restructuring costs and other	11,635
Add
TNI and MNI Adjusted EBITDA (100%)	23,613
Pro-forma Adjusted EBITDA	134,652

APPENDIX B

2020 LONG-TERM INCENTIVE PLAN

(Effective February 19, 2020)

Section 1: GENERAL PROVISIONS

1.1          Purpose

The purpose of the 2020 Long-Term Incentive Plan (the “Plan”) of Lee Enterprises, Incorporated (the “Company”) is to promote the interests of the Company and its shareholders by (i) attracting and retaining officers, directors and employees of outstanding ability who will contribute to the Company’s long range success; (ii) strengthening the Company’s capability to develop, maintain and direct a competent management team; (iii) motivating officers, directors and employees, by means of performance-related incentives, to achieve longer-range performance goals; (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling such officers, directors and employees to participate in the long-term growth and financial success of the Company.  The Plan amends and restates the Lee Enterprises, Incorporated 1990 Long-Term Incentive Plan (as previously amended and restated, the “1990 Plan”).

1.2          Definitions

“Affiliate” means any corporation or other entity that is not a Subsidiary but as to which (i) the Company possesses a direct or indirect ownership interest and has representation on the board of directors or any similar governing body; and (ii) is designated by the Board as an “Affiliate” for purposes of this Plan.

“Award” means any right granted under the Plan, including under Sections 2 through 4 of the Plan.

“Award Agreement” means a written agreement or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Committee” means the Executive Compensation Committee of the Board.

“Common Stock” means the Common Stock, $0.01 par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means the Company, its divisions, Subsidiaries and Affiliates, and any successors thereto.

“Disability Date” means the date on which a Participant is deemed disabled under any employee benefit plan of the Company applicable to the Participant.

“Employee” means any person (including an officer or director) who is employed by the Company; provided that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a “parent corporation” or “subsidiary” within the meaning of Section 424 of the Code.

“Employment Period” means employment with the Company within a two (2) year period following a Change of Control as described in Section 1.6.

“Fair Market Value” means, as the Committee shall determine, either (i) the average of the high and low prices of the Common Stock, or (ii) the closing price of the Common Stock, on the date on which it is to be valued hereunder as reported for New York Stock Exchange-Composite Transactions.

“Incentive Stock Option” means an option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set forth in the Plan.

“Non-Employee Director” means a member of the Board who is not an Employee, including any director within the meaning set forth in Rule 16b-3(3)(i) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor definition adopted by the Commission.

“Non-Qualified Stock Option” means an option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Normal Retirement Date” has the meaning set forth in the pension or retirement plan of the Company applicable to the Participant, or such other date as may be mutually agreed upon in writing by the Committee and the Participant.

“Participant” means an Employee or Non-Employee Director who is selected by the Committee to receive an Award under the Plan or, if applicable, such other person who holds an outstanding Award.

“Restricted Period” means a period of three (3) years, or such other period of years selected by the Committee, during which a grant of Restricted Stock may be forfeited to the Company.

“Restricted Stock” means shares of Common Stock contingently granted to a Participant under Section 3 of the Plan.

“Stock Appreciation Right” means the right pursuant to Section 1.6(b) or an Award granted under Section 4 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the right being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified pursuant to the right.

“Subsidiary” means any entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of its stock or other voting rights having voting power; provided that with respect to incentive stock options granted hereunder, the term “subsidiary” shall mean a “subsidiary corporation” as defined in Section 424(f) of the Code or any successor provision of the Code.

1.3          Administration

a.

The Plan shall be administered by the Committee, which shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan.

b.

The Committee shall at all times consist of three (3) or more independent members, each of whom shall be a Non-Employee Director. In addition, the Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 of under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not officers or directors of the Company, provided the Committee shall fix the maximum amount of such Awards for the group and a maximum amount for any one Participant.

c.	The Committee’s decisions pursuant to the provisions of the Plan shall be final and binding upon all parties.

1.4          Eligibility

The Committee shall, in its sole discretion, designate which Participants are eligible to receive Awards; provided, that, Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Non-Employee Directors, or other qualified individuals or entities who perform bona fide services to the Company that are not provided in connection with the offer and sale of securities in a capital-raising transaction and such qualified individual or entities do not directly or indirectly promote or maintain a market for the Company’s securities, as determined by the Committee.

1.5          Shares Reserved

a.

Subject to adjustment in accordance with Section 1.5(b) of the Plan, there shall be reserved for issuance pursuant to the Plan a total of 3,659,468 shares of Common Stock, together with the number of shares of Common Stock underlying any Award to cover outstanding Non-Qualified Stock Options and unvested Restricted Stock under the 1990 Plan as of December 31, 2019; provided, that the number of shares of Common Stock underlying any Award granted under the Plan that expires, terminates or is cancelled or forfeited under the terms of the Plan shall be continue to be available for issuance.

b.	In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable to accomplish fairly the purposes of the Plan and to preserve the intended benefits of the Plan to the Participants and the Company, as to the number (including the number specified in Section 1.5(a) above) or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including the number of outstanding stock options, the option prices thereof, and the number of outstanding Awards of other types. In the case of adjustments made pursuant to this Section 1.5(b), unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 1.5(b) will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and, in the case of Non-Qualified Stock Options, ensure that any adjustments under this Section 1.5(b) will not constitute a modification of such Non-Qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 1.5(b) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

1.6          Change of Control

a.

Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control: any stock options and Stock Appreciation Rights outstanding as of the date such Change of Control is determined to have occurred, and which are not then exercisable and vested, shall not immediately vest, and any Restricted Stock shall remain subject to any applicable restrictions, but shall remain in effect in accordance with their terms, unless the Participant is terminated from his or her employment with the Company within the Employment Period, in which case (i) such stock options and Stock Appreciation Rights shall become fully exercisable and vested to the full extent of the original grant; and (ii) the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.  For purposes of this subsection, a Participant shall be deemed to have been immediately terminated from his or her employment with the Company if a Change of Control described in Sections 1.6(d)(iii) or (iv) occurs.

b.

Notwithstanding any other provision of the Plan to the contrary, if, following a Change of Control an optionee is terminated from his or her employment with the Company within the Employment Period, then, during the 60-day period from and after such termination of employment (the “Exercise Period”), unless the Committee shall determine otherwise at the time of grant, the optionee shall have the right, whether or not the stock option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the stock option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the stock option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change of Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the stock option multiplied by the number of shares of Common Stock granted under the stock option as to which the right granted under this Section 1.6(b) shall have been exercised. For purposes of this subsection, a Participant shall be deemed to have been immediately terminated from his or her employment with the Company in the event of a Change of Control described in Sections 1.6(d)(iii) or (iv).

c.

For purposes of the Plan, “Change of Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange - Composite Tape or other national exchange on which such shares are listed or on the NASDAQ during the 60-day period prior to and including the date of a Change of Control or (ii) if the Change of Control is the result of a tender or exchange offer or a Business Combination, the highest price per share of Common Stock paid in such tender or exchange offer or Business Combination; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change of Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

d.	For purposes of this Plan, a “Change of Control” means:
i.

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 15% or more of the Common Stock; provided, however, that for purposes of this subsection (i), the following acquisitions do not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (D) any acquisition by a Person of Beneficial Ownership of less than 25% of the Common Stock if such Person reports, or is required to report such Beneficial Ownership on Schedule 13G under the Exchange Act or Schedule 13D of the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any present intention to (or reserve the right to) hold such Common Stock with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, or (E) any acquisition pursuant to a transaction that complies with clauses (A) or (B) of subsection (iii) below; or

ii.

individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

iii.

consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another (entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) (1) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the Common Stock or, with respect to an entity other than the Company, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Common Stock, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the Common Stock or, with respect to an entity other than the Company, the then outstanding shares of common stock of the corporation resulting from such Business Combination (or, for a non-corporate entity, equivalent securities) or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (B) if the Business Combination is the result of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries in which the Company is not the resulting entity, or a sale or other disposition of all or substantially all of the assets of the Company, then each Award then-outstanding shall have been cancelled and substituted with an award in any entity other than the Company resulting from, or the acquirer of assets in, a Business Combination, which (i) is no less favorable, in terms of value and vesting rights, than the original Award made under the Plan, and (ii) provides for immediate vesting in the case of the Participant’s termination of employment within the Employment Period following the issuance of such award of equity in the acquiring entity; or

iv.	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.7          Withholding

To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Company shall have the right to deduct from all amounts paid in cash (whether under this Plan or otherwise) any taxes required by law or other amounts authorized by a Participant to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Committee’s discretion, the Participant may be required to pay to the Company the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Company shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Common Stock whose Fair Market Value on the date such taxes are required to be withheld equals the amount required to be withheld.

1.8          Non-transferability

No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution.

1.9          No Right to Employment or Other Service Rights

No person shall have any claim or right to be granted an Award, and nothing in the Plan or any instrument executed or Award granted pursuant thereto shall be construed as giving a Participant the right to be retained in the employ of the Company, or shall affect the right of the Company to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a director. Further, the Company expressly reserves the right at any time to dismiss a Participant free from any liability, or from any claim under the Plan, except as provided herein or in any agreement entered into with respect to an Award.

1.10        Construction of the Plan

The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of Delaware, without regard to conflict of law principles.

1.11        Amendment

a.

The Board may amend, suspend or terminate the Plan or any portion thereof and any Award hereunder at any time, provided that no amendment shall be made without shareholder approval which shall (i) increase (except as provided in Section 1.5(b) hereof) the total number of shares reserved for issuance pursuant to the Plan; (ii) change the class of Employees eligible to be Participants; (iii) decrease the minimum option prices stated herein (other than to change the manner of determining Fair Market Value to conform to any then applicable provision of the Code or regulations thereunder); (iv) extend the expiration date of the Plan as it applies to Incentive Stock Options; or (v) withdraw the administration of the Plan from a committee consisting of three or more independent members, each of whom is a Non-Employee Director.

b.

Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with applicable law and rules and regulations thereunder. Notwithstanding anything in this Plan to the contrary, following a Change of Control the Board may not amend the Plan in a manner that would adversely affect any outstanding Award of a Participant without the written consent of such Participant.

c.	Without limiting the power of the Board under Section 1.11(a), the Committee, with the Participant’s written consent, may amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which (i) a stock option becomes exercisable; (ii) Restricted Stock becomes non-forfeitable; or (iii) to cancel and reissue an Award under such different terms and conditions as it determines appropriate.

1.12        Dividends or Dividend Equivalents and Voting Rights

Awards may provide the Participant with (i) dividends or dividend equivalents and voting rights prior to either vesting or earnout; and (ii) to the extent determined by the Committee, cash payments in lieu of or in addition to an Award; provided, however, that dividends or dividend equivalents and voting rights may not be paid or provided prior to either vesting or earnout.

1.13        Clawback

Notwithstanding any other provisions in the Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time. In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with such Company policies. By accepting an Award, the Participant is agreeing to be bound by such Company policies, as in effect or as may be adopted and/or modified from time to time by the Company (including, without limitation, to comply with applicable law or stock exchange listing requirements).

1.14     Unfunded Plan

The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

1.15     Disqualifying Distributions

Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the grant date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

1.16        Effective Date

The Plan shall be effective on February 19, 2020, subject to ratification by the shareholders of the Company. No Awards may be granted under the Plan after December 31, 2029.

Section 2: STOCK OPTIONS

2.1          Authority of Committee

The Committee shall have sole and complete authority to grant Incentive Stock Options or Non-Qualified Stock Options, or both, to eligible persons, subject to the conditions set forth in this Plan, and such other conditions not inconsistent with the Plan. Except as approved by the shareholders, neither the Company nor the Committee may approve any repricing of stock options or Stock Appreciation Rights, nor permit the exchange for any other award, cash buyout, voluntary surrender of Incentive Stock Options, Non-Qualified Stock Options or Stock Appreciation Rights having an exercise price which is greater than the market price of the underlying Common Stock, or where shares surrendered may subsequently be re-granted, on the date of such exchange or cancellation.  All stock options shall be separately designated as Incentive Stock Options or Non-Qualified Stock Options at the time of grant. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if a stock option designated as an Incentive Stock Option fails to qualify as such at any time or if any option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such option do not satisfy the requirements of Section 409A of the Code. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such grant and vesting limitations as may be prescribed by Section 422A(d) of the Code, as from time to time amended, and any implementing regulations. Unless the Committee provides otherwise at the time of grant, or at any time as provided in Section 1.6, an Incentive Stock Option shall be issued in tandem with a Stock Appreciation Right and exercisable except as otherwise provided in the Plan.  The Plan shall have a three (3) year vesting cycle for Incentive Stock Options and Non-Qualified Stock Options. The Committee may provide appropriate exceptions to the three (3) year vesting cycle for new hires, retirees, disability and others as determined by the Committee.

2.2         Exercise Price

a.

Subject to the provisions of Section 2.2(b), the option exercise price of each stock option grant shall be established by the Committee at the time each stock option is granted, provided, that, such exercise price shall not be less than 100% of the Fair Market Value of the Common Stock subject to such option on the grant date of the option. The option price shall be subject to adjustment in accordance with the provisions of Section 1.5(b) hereof.

b.	A person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Affiliates shall not be granted an Incentive Stock Option unless the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of the Common Stock on the grant date and such Incentive Stock Option is not exercisable after the expiration of five years from such grant date.

2.3          Exercise of Options

a.

The Committee may determine that any stock option shall become exercisable in installments and may determine that the right to exercise such stock option as to such installments shall expire on different dates or on the same date. Incentive Stock Options may not be exercisable later than ten years after their date of grant.

b.

In the event a Participant ceases to be an Employee, with the consent of the Committee, or upon the occurrence of his or her death, Normal Retirement Date (or, if approved in writing by the Committee, his or her actual retirement date) or Disability Date, his or her stock options shall be exercisable at any time prior to a date established by the Committee at the date of grant or in the Award Agreement. Except as otherwise provided by the Committee, if a Participant ceases to be an Employee for any other reason, his or her rights under all stock options shall terminate no later than the thirtieth (30th) day after such cessation of employment.

c.

Each stock option shall be confirmed by an Award Agreement executed by the Company and by the Participant. The option price of each share as to which an option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise, subject to such limitations on the tender of Common Stock as the Committee may impose, or by a combination of cash and shares of Common Stock. In addition, the Committee may provide the Participant with assistance in financing the option price and applicable withholding taxes, on such terms and conditions as it determines appropriate.

d.

Stock options may be exercised during the option term (as specified in the option agreement), by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by check, note or such other type of instrument as may be determined from time to time to be acceptable by the Committee or in accordance with procedures established by the Committee. As determined by, or in accordance with procedures established by, the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the case of the exercise of a Non-Qualified Stock Option in the form of Restricted Stock subject to an Award hereunder (based, in each case, on the Fair Market Value of the Common Stock on the date the option is exercised, as determined by the Committee). If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock, such Restricted Stock (and any replacement shares relating thereto) shall remain (or be) restricted, as the case may be, in accordance with the original terms of the Restricted Stock award in question, and any additional Common Stock received upon the exercise shall be subject to the same forfeiture restrictions, unless otherwise determined by, or in accordance with procedures established by, the Committee, in its sole discretion, at or after grant.

e.	To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

Section 3: RESTRICTED STOCK

3.1          Authority of Committee

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to grant shares of Restricted Stock to eligible persons, and determine the number of shares of Restricted Stock to be granted to each Participant, the duration of the Restricted Period during and the conditions under which the Restricted Stock may be forfeited, the purchase price, if any, to be paid by a Participant for such Restricted Stock, and the terms and conditions of the Award in addition to those contained in Section 3.3. Such determinations shall be made by the Committee at the time of the grant.

3.2       Annual Award of Restricted Stock to Non-Employee Directors

Beginning on June 1, 2020, and annually on the first business day of June of each year thereafter (or on such other date as the Committee may determine), each Non-Employee Director shall automatically be granted an Award of Restricted Stock with a Fair Market Value of such amount and for such Restricted Period as shall be determined from time to time by the Board on the date of such grant.  A Non-Employee Director who is elected by the Board to fill a vacancy or newly created directorship between annual meetings of shareholders shall automatically receive the Award of Restricted Stock in an amount determined by the Board at the time of his or her election on the earlier of the first business day of the fourth month after taking office or the last business day of the year in which he or she took office, provided, that, any Participant who is elected to the Board to fill such a vacancy shall receive only one such Award per fiscal year.

3.3          Terms and Conditions

Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided under the Plan, during the Restricted Period. Each Restricted Stock Award granted under the Plan shall be evidenced by an Award Agreement. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and deposited by him or her, together with a stock power endorsed in blank, with the Company. With respect to Restricted Stock Awards, as of the first day of each quarter, during the applicable restricted period for all Restricted Stock awarded hereunder, the Company shall credit to each Participant an amount equal to the value of all dividends and other distributions (whether in cash or other property) paid by the Company during the prior quarter on the equivalent number of shares of Common Stock. Any dividend equivalents or other distributions credited shall be distributed in cash (with or without interest or other earnings, as provided at the discretion of the Committee) to the Participant only if, when and to the extent such Restricted Stock vests. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or his or her legal representative.  Notwithstanding anything to the contrary in the Plan, any Awards granted pursuant to the Amended and Restated Lee Enterprises, Incorporated 1996 Stock Plan for Non-Employee Directors (as effective February 22, 2017) shall remain subject to the terms and conditions of such plan, which are incorporated by reference as if fully set forth herein.

3.4          Termination of Employment

Unless otherwise provided by the Committee at the time of the grant of Restricted Stock or in the Award Agreement, upon the occurrence, during the Restricted Period, of his or her death, Normal Retirement Date (or, if approved in writing by the Committee, his or her actual retirement date) or Disability Date, the restrictions imposed hereunder shall lapse with respect to such shares of Restricted Stock awarded to such Participant. In the event a Participant ceases to be an Employee or Non-Employee Director for any other reason (including, without limitation, his or her voluntary termination of employment with the Company) during the Restricted Period, unless otherwise provided by the Committee at or prior to such occurrence, all shares of Restricted Stock awarded to such Participant shall thereupon be forfeited and returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without any further obligation on the part of the Company.

Section 4: COMMON STOCK AND OTHER EQUITY-BASED AWARDS

4.1      Authority of Committee

Subject to the provisions of the Plan, the Committee may grant shares of Common Stock and other equity-based awards that are based on or measured by Company Stock (“Other Equity-Based Awards”) to any Participant on such terms and conditions as the Committee shall determine. Notwithstanding anything to the contrary contained herein, in no event may dividends and dividend equivalents that may be applicable to Other Equity-Based Awards be paid until and to the extent such Award is vested. With respect to Restricted Stock Awards, as of the first day of each quarter, during the applicable restricted period for all Restricted Stock awarded hereunder, the Company shall credit to each Participant an amount equal to the value of all dividends and other distributions (whether in cash or other property) paid by the Company during the prior quarter on the equivalent number of shares of Common Stock. Any dividend equivalents or other distributions credited shall be distributed in cash (with or without interest or other earnings, as provided at the discretion of the Committee) to the Participant only if, when and to the extent such Restricted Stock vests. Each Common Stock Award and Other Equity-Based Award shall be evidenced by, and subject to such conditions not inconsistent with the Plan as may be reflected in, an Award Agreement. The Committee shall have the discretion to determine the number of Awards to be granted to any Participant, the purchase price, if any, to be paid by a Participant for such Awards, and the terms and conditions of the Awards, and other terms, conditions, and restrictions of the Award.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

If you vote your proxy by Internet or Telephone, you
do not need to mail back your Proxy Card

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 and 4.

1.	To elect four directors for terms of three years:	01	Brent M. Magid	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	Margaret R. Liberman
		03	Steven C. Fletcher
		04	David T. Pearson
(Instructions: To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2020.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To approve the proposal to merge the Company's amended and restated 1996 Stock Plan for Non-Employee Directors into and to amend the Company's amended and restated 1990 Long-Term Incentive Plan (as amended and restated, the "2020 Plan").	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	To approve, by non-binding vote, the Company's compensation of its named executive officers (the "Say-On-Pay" vote).	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY when properly executed will be voted as directed or, if no direction is given and on such other business as may properly come before the Annual Meeting or any adjournment thereof, will be voted as the Board recommends or otherwise determines in its discretion.

Address change? Mark box, sign, and indicate changes below: ☐	Date _________________________________________________

Signature(s) in Box
PLEASE SIGN exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 19, 2020

9:00 a.m. (CST)

4620 E. 53rd Street, Room 120

Davenport, IA 52807

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 19, 2020.

The shares of stock that you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and Herbert W. Moloney III, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.